As filed with the U.S. Securities and Exchange Commission on June 16, 2006

Registration No. 333-131829

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO
FORM SB-2 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Nevada	Sensor System Solutions, Inc.	98-0226032
(State or Other Jurisdiction of Incorporation	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)
or Organization)
Michael Young
45 Parker Avenue, Suite A		45 Parker Avenue, Suite A
Irvine, California 92618		Irvine, California 92618
(949) 855-6688	7389	(949) 855-6688
(Address and telephone number of Principal	(Primary Standard Industrial	(Name, address and telephone number
Executive Offices and Principal Place of Business)	Classification Code Number)	of agent for service)

Copies to:
Clayton E. Parker, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305)539-3300 Telecopier: (305)358-7095	Ronald S. Haligman, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305)539-3300 Telecopier: (305)358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee (3)
Common Stock, par value $0.001 per share	20,636,866 shares (2)	$0.08	$1,650,949	$176.65
TOTAL	20,636,866 shares (2)	$0.08	$1,650,949	$176.65

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.

(2)
Of these shares, 17,850,000 shares are being registered under secured convertible debentures, 1,471,429 shares were received as a one-time commitment fee under a now-terminated Standby Equity Distribution Agreement, 28,571 shares are being registered as a placement agent fee issued in connection with a now-terminated Standby Equity Distribution Agreement, and 1,286,866 shares are being registered upon the exercise of warrants.

(3)	A registration fee was previously paid as part of the Registration Statement filed with the U. S. Securities and Exchange Commission (the “Commission”) on February 14, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated June ___, 2006

SENSOR SYSTEM SOLUTIONS, INC.
20,636,866 shares of Common Stock

This Prospectus relates to the sale of up to 20,636,866 shares of common stock of Sensor System Solutions, Inc. (“Sensor System” or the “Company”) by certain persons who are, or will become, stockholders of the Company including Cornell Capital Partners, LP (“Cornell Capital Partners”). The selling stockholders consist of:

•
Cornell Capital Partners, which may sell up to (i) 17,850,000 shares of common stock underlying secured convertible debentures, (ii) 1,471,429 shares of common stock received from the Company on October 6, 2005 as a one-time commitment fee under that certain Standby Equity Distribution Agreement, dated October 6, 2005, and subsequently terminated on December 23, 2005 and (iii) 1,200,000 shares of common stock to be issued upon the exercise of warrants;

•
Monitor Capital, Inc., which may sell up to 28,571 shares of common stock received by the Company on October 6, 2005 as a placement agent fee under a now-terminated Standby Equity Distribution Agreement; and

•	Trenwith Securities, Inc., which may sell up to 86,866 shares of common stock under a warrant previously issued by the Company to Trenwith Securities, Inc. on November 16, 2005.

Please refer to “Selling Stockholders” beginning on page 13. Sensor System is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. However, Sensor System may receive proceeds from the exercise of warrants which underlying shares of common stock are being registered in the accompanying Registration Statement. Sensor System received gross proceeds in the total principal amount of $1,000,000, which have been used to repay outstanding debt and for general working capital. All costs associated with this registration will be borne by the Company.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board (“OTCBB”) during the term of this offering. On June 5, 2006, the last reported sale price of our common stock was $0.10 per share. Our common stock is quoted on the OTCBB under the symbol “SSYO.OB.” The price per share of our common stock will fluctuate based on the demand for the shares of common stock.

On December 23, 2005, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners, pursuant to which the Company issued to Cornell Capital Partners secured convertible debentures in the principal amount of $1,000,000. The convertible debentures are secured by substantially all of the Company’s assets, have a one year term and accrue interest at 10% per annum. Cornell Capital Partners is entitled, at its option, to convert and sell all or any part of the principal amount of the convertible debentures, plus any and all accrued interest, into shares of the Company’s common stock at a price equal to the lesser of (i) $0.35 and (ii) ninety percent (90%) of the lowest volume weighted average price of the common stock during the fifteen (15) trading days immediately preceding the date of conversion as quoted by Bloomberg, LP. In this registration statement, we are registering 17,850,000 shares of common stock under the secured convertible debentures.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk.

Please refer to “Risk Factors” beginning on page 6.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the companying registration statement is declared effective by the Commission.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Commission is effective. This prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.

The Commission and state securities regulators have not approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 16, 2006

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	3
SUMMARY FINANCIAL DATA	4
RISK FACTORS	6
FORWARD-LOOKING STATEMENTS	12
SELLING STOCKHOLDERS	13
USE OF PROCEEDS	16
PLAN OF DISTRIBUTION	17
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS	18
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE	24
DESCRIPTION OF BUSINESS	25
MANAGEMENT	29
PRINCIPAL STOCKHOLDERS	33
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY
AND OTHER STOCKHOLDER MATTERS	34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
DESCRIPTION OF CAPITAL STOCK	38
EXPERTS	41
VALIDITY OF SECURITIES	41
INTERESTS OF NAMED EXPERT AND COUNSEL LEGAL MATTERS	41
HOW TO GET MORE INFORMATION	41
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES	F-i

i

PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment decision.

Our Company

Sensor System was founded by an engineering management team with over 50 years of Micro-electro-mechanical-systems or “MEMS” transducer experience. Its objective is to provide high quality sensors and transducers at an economical price by employing innovative designs and creative manufacturing methods. Sensor System offers a variety of Digital Pressure Gauges, Pressure Transducers, Pressure Sensors, Force Beams, Load Cells, Strain Gauges and Sensor Kits. Sensor System produces or supplies a family of nearly thirty (30) distinctive products. Sensor System set up a volume production line with an ISO 9000 partner in Taiwan in 2002 to penetrate high-volume consumer markets that are price sensitive. On April 12, 2005, we entered into a Joint Venture Agreement with China Automotive Systems, Inc. (“CAAS”), pursuant to which the parties agreed to develop, produce and sale sensor and related electronic products throughout China. To that end, in 2005, the parties established Universal Sensors, Inc. (“USI”) in the Wuhan East lake development zone, in Hubei, China. Pursuant to the Joint Venture Agreement, the parties agreed to invest $10,000,000, out of which we will invest $3,000,000 in technology and assets. USI has been in operations since 2005, and we have been in the process of transferring technology to them for the production and development of sensor products.

Sensor System is a supplier of thin-film and micro-machined force and pressure sensors to the medical, chemical, oil, and gas industries. Sensor System believes that its technology will enable it to become a global supplier of advanced MEMS/Microelectronic products in myriad developing markets. Sensor System’s strategic plan is to focus on developing custom MEMS pressure sensor devices and forming strategic partnerships where its strategic partners dominate the sales channels in industries accepting MEMS sensor applications.

Going Concern

Our auditors included an explanatory paragraph in connection with our 2005 financial statements, stating that we have incurred a net loss of $2,729,273 and a negative cash flow from operations of $928,809 for the year ended December 31, 2005, and had a working capital deficiency of $2,004,770 and a stockholders’ deficiency of $1,695,890 at December 31, 2005, there is substantial doubt about our ability to continue as a going concern.

We incurred a net loss of $523,284 and a negative cash flow from operations of $408,443 for three months ended March 31, 2006, and had a working capital deficiency of $2,231,972 and a stockholders’ deficiency of $2,028,542 at March 31, 2006. These matters raise substantial doubt about our ability to continue as a going concern. Without realization of additional capital, it would be unlikely for us to continue as a going concern. Management believes that actions are presently being taken to revise our operating and financial requirements in order to improve our financial position and operating results. We are seeking an additional $1,000,000 in bridge financing to further develop into a fully-equipped public company; however, no assurance can be given that such funds will be available or the term thereof. Given the levels of our cash resources and working capital deficiency at March 31, 2006, management believes cash to be generated by operations will not be sufficient to meet anticipated cash requirements for operations, working capital, and capital expenditures during 2006.

Since its inception, we have had a substantial working capital deficit. On October 6, 2005, we secured a total of $15,600,000 in financing with Cornell Capital Partners to support our continued development and growth. Cornell Capital Partners committed to provide up to $15 million of funding in the form of a Standby Equity Distribution Agreement to be drawn down over a 24-month period at our discretion. In addition, we sold an aggregate of $600,000 of fixed price secured convertible debentures to Cornell Capital Partners. The Standby Equity Distribution Agreement was subsequently terminated on December 23, 2005. We did not register any shares in connection with the Standby Equity Distribution Agreement, and did not draw down any advances thereunder. On December 23, 2005, we entered into a Securities Purchase Agreement with Cornell Capital Partners pursuant to which it sold an aggregate of $1,000,000 of secured convertible debentures to Cornell Capital Partners. Out of the total principal amount of $1,000,000, $610,000 was used to repay the principal amount and accrued interest on the secured convertible debentures issued to Cornell Capital Partners in October 2005.

Our ability to implement our strategic plan related to acquisitions and production of new products as well as to continue operations will require additional capital. Therefore, we are actively seeking additional funds in the form of debt or equity or combination thereof. However, no assurance can be given that such funds will be available or the terms thereof. To the extent we are unable to raise sufficient funds, our business plan will be required to be substantially modified, our operations curtailed or protection under bankruptcy/reorganization laws sought.

About Us

Our principal executive offices are located at 45 Parker Avenue, Suite A, Irvine, California 92618. Our telephone number is (949) 855-6688. Our website is www.corp3s.com.

THE OFFERING

The selling stockholders consist of:

•
Cornell Capital Partners, which may sell up to (i) 17,850,000 shares of common stock underlying secured convertible debentures, (ii) 1,471,429 shares of common stock received from the Company on October 6, 2005 as a one-time commitment fee under that certain Standby Equity Distribution Agreement, dated October 6, 2005, and subsequently terminated on December 23, 2005 and (iii) 1,200,000 shares of common stock to be issued upon the exercise of warrants;

•
Monitor Capital, Inc., which may sell up to 28,571 shares of common stock received by the Company on October 6, 2005 as a placement agent fee under a now-terminated Standby Equity Distribution Agreement; and

•	Trenwith Securities, Inc., which may sell up to 86,866 shares of common stock under a warrant previously issued by the Company to Trenwith Securities, Inc. on November 16, 2005.

Common Stock Offered	20,636,866 shares by selling stockholders

Offering Price	Market price

Common Stock Outstanding Before the Offering[1]	76,586,112 shares as of June 5, 2006

Use of Proceeds
Sensor System will not receive any proceeds from the shares offered by the selling stockholders. However, Sensor System may receive proceeds from the exercise of warrants which underlying shares of common stock are being registered in the accompanying Registration Statement.

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”

Over-the-Counter Bulletin Board Symbol	SSYO.OB

1	Excludes up to 17,850,000 shares of common stock issuable upon the conversion of convertible debentures, and up to 1,286,866 shares issuable upon the exercise of warrants.

SUMMARY FINANCIAL DATA

The following selected financial data as of December 31, 2005 and for the years ended December 31, 2005 and 2004 have been derived from the Company’s consolidated financial statements which have been audited by Weinberg & Company, P.A., an independent registered public accounting firm, as of and for the years ended December 31, 2005 and 2004 and which audit reports are on file with the Company’s 2005 and 2004 10-KSB filings with the Commission. The financial data as of March 31, 2006 and for the three months ended March 31, 2006, and March 31, 2005, are derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the unaudited periods. The summary historical financial and operating data as of and for the three months ended March 31, 2006, are not necessarily indicative of the results that may be obtained for a full year. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Prospectus and the Consolidated Financial Statements and notes thereto included in this Prospectus.

	For Three Months Ended March 31,		For The Year Ended December 31,
	2006	2005	2005	2004
	(Unaudited)

Sales, net	$530,098	$205,015	$1,324,872	$661,340
Cost of goods sold	332,993	147,274	878,216	579,790
Gross profit	197,105	57,741	446,656	81,550
Operating expenses	544,817	330,555	1,869,896	1,292,072
Amortization of discount on notes payable and finance costs	132,448	155,121	531,033	651,868
Stock-based compensation costs	60,029	--	775,000	1,800,000
Total operating expenses	737,294	485,676	3,175,929	3,743,940

Gain on sale of equipment to related party	16,905	--

Net loss	$(523,284)	$(427,935)	$(2,729,273)	$(3,662,390)

Loss per common share, basic and fully diluted	$(.01)	$(.01)	$(0.05)	$(0.46)

Weighted average shares outstanding, basic and diluted including effects of in-kind stock splits	66,228,292	59,279,241	59,809,253	7,920,079

SENSOR SYSTEM SOLUTIONS, INC. AND SUBSIDIARY
SUMMARY OF CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2006 (Unaudited)
and December 31, 2005

	March 31, 2006 (Unaudited)	December 31, 2005

ASSETS
CURRENT ASSETS
Cash	$38,038	$172,732
Accounts receivable	416,851	230,440
Inventory	254,127	302,171
Prepaids and other current assets	9,900	46,634
Total current assets	718,916	751,977

Property and equipment, net	151,167	233,862
Other assets	104,112	104,112
Total assets	$974,195	$1,089,951

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,331,136	$1,313,134
Notes payable	1,228,564	1,060,171
Notes payable, related parties	376,025	368,565
Current portion of capital lease obligations	9,163	8,877
Current portion of deferred rent concession	6,000	6,000
Total current liabilities	2,950,888	2,756,797

Total long-term liabilities	51,849	29,094

Total stockholders’ deficiency	(2,028,542)	(1,695,890)

Total liabilities and stockholders’ deficiency	$974,195	$1,089,951

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related To Our Business

Our Obligations Under The Secured Convertible Debentures Are Secured By All of Our Assets Which Cause Our Operations To Cease If We Default

Our obligations under the secured convertible debentures issued to Cornell Capital Partners are secured by all of our assets. As a result, if we default under the terms of the secured convertible debentures, Cornell Capital Partners could foreclose its security interest and liquidate all of our assets. This would cause us to cease operations.

We Have Been The Subject Of A Going Concern Opinion From Our Independent Auditors, Raising A Substantial Doubt About Our Ability To Continue As A Going Concern

Our auditors included an explanatory paragraph in connection with our 2005 financial statements stating that we have incurred a net loss of $2,729,273 and a negative cash flow from operations of $928,809 for the year ended December 31, 2005, and had a working capital deficiency of $2,004,770 and a stockholders’ deficiency of $1,695,890 at December 31, 2005, there is substantial doubt about our ability to continue as a going concern. We incurred a net loss of $523,284 and a negative cash flow from operations of $408,443 for three months ended March 31, 2006, and had a working capital deficiency of $2,231,972 and a stockholders’ deficiency of $2,028,542 at March 31, 2006. These factors, along with others, may indicate that we will be unable to continue as a going concern for a period of twelve months or less. We will have to raise additional funds to meet our current obligations and to cover operating expenses through the year ending December 31, 2006. If we are not successful in raising additional capital we may not be able to continue as a going concern for a period of twelve months or less.

We Have Had Negative Cash Flows From Operations And Our Business Operations May Fail If Our Actual Cash Requirements Exceed Our Estimates, And We Are Not Able To Obtain Further Financing

We have had negative cash flows from operations. To date, we have incurred significant expenses in product development and administration in order to ready our products for market. Our business plan calls for additional significant expenses necessary to bring our products to market. We believe we do not have sufficient funds to satisfy our short-term cash requirements. There is no assurance that actual cash requirements will not exceed our estimates, in which case we will require additional financing to bring our products into commercial operation, finance working capital and pay for operating expenses and capital requirements until we achieve a positive cash flow. In particular, additional capital may be required in the event that:

•	we incur unexpected costs in completing the development of our technology or encounter any unexpected technical or other difficulties;

•	we incur delays and additional expenses as a result of technology failure;

•	we are unable to create a substantial market for our product and services; or

•	we incur any significant unanticipated expenses.

If we are unable to obtain such additional capital, our financial condition and results of operations may be adversely affected and we may cease operations. If we require, but are unable to obtain, additional financing in the future, we may be unable to implement our business plan and our growth strategies, respond to changing business or economic conditions, withstand adverse operating results, and compete effectively.

We May Not Be Able To Obtain Financing On Terms Acceptable To Us, Resulting In Our Business Operations Being Scaled Down Or Terminated

We need additional equity or debt financing, but such financing may not be available to us on acceptable terms On October 6, 2005, we secured a total of $15,600,000 in financing with Cornell Capital Partners to support our continued development and growth. Cornell Capital Partners had committed to provide up to $15 million of funding in the form of a Standby Equity Distribution Agreement to be drawn down over a 24-month period at our discretion. In addition, we sold an aggregate of $600,000 of fixed price secured convertible debentures to Cornell Capital Partners. The Standby Equity Distribution Agreement was subsequently terminated on December 23, 2005. We did not register any shares in connection with the Standby Equity Distribution Agreement, and did not draw down any advances thereunder. On December 23, 2005, we entered into a Securities Purchase Agreement with Cornell Capital Partners pursuant to which we sold an aggregate of $1,000,000 of fixed price secured convertible debentures to Cornell Capital Partners. Out of the total principal amount of $1,000,000, $610,000 was used to repay the principal amount and accrued interest on the secured convertible debentures issued to Cornell Capital Partners in October 2005.

Additional funding may not be available to us, and, even if it is available, such financing may be (i) extremely costly, (ii) dilutive to existing stockholders and/or (iii) restrictive to our ongoing operations. If we are unable to raise further financing on satisfactory terms to us at such times when we require it, our continued operations may have to be scaled down or even ceased and our ability to generate revenues would be negatively affected.

We Have A Working Capital Deficit, Which Means That Our Current Assets On March 31, 2006 Were Not Sufficient To Satisfy Our Current Liabilities On That Date

We had a working capital deficit of $2,231,972 at March 31, 2006, which means that our current liabilities exceeded our current assets on March 31, 2006 by that amount. Current assets are assets that are expected to be converted into cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on March 31, 2006 were not sufficient to satisfy all of our current liabilities on that date.

We Have A Limited Operating History Upon Which You Can Evaluate Our Business

We are subject to the inherent challenges and risks of establishing a new business enterprise. We may not be successful in addressing such risks. Our limited operating history makes the prediction of future results of operations difficult or impossible. We introduced our first sensor product in 1997 and have continued to add sensor components to our product portfolio since then. We now have more than thirty sensor products in production. However, 2005 is the first year that we introduced sensor solution modules containing sensing elements, signal conditioning circuitry, software for calibration and interface, and capability of wireless and/or networking. We do not have any feedback on how the market will accept them.

Fluctuations Or Decreases In The Trading Price Of Our Common Stock May Adversely Affect The Liquidity Of The Stock’s Trading Market And Our Ability To Raise Capital Through Future Offerings Of Capital Stock

The stock market from time to time experiences extreme price and volume fluctuations which are often unrelated to the operating performance of particular companies. The market price of our common stock has been volatile, and it may continue to be volatile in the future. Fluctuations or decreases in the trading price of our common stock may adversely affect the liquidity of the stock’s trading market and our ability to raise capital through future offerings of capital stock. Recently, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought such a class action lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

Unless We Can Establish Significant Sales Of Our Current Products, Our Potential Revenues May Be Significantly Reduced

We expect that a substantial portion, if not all, of our future revenue will be derived from the sale of our sensor products. We expect that these product offerings and their extensions and derivatives will account for a majority, if not all, of our revenue for the foreseeable future. The successful introduction and broad market acceptance of our sensor products - as well as the development, introduction and market acceptance of any future enhancements - are, therefore, critical to our future success and our ability to generate revenues. Unfortunately, there can be no assurance that we will be successful in marketing our current product offerings, or any new product offerings, applications or enhancements. Failure to achieve broad market acceptance of our sensor products, as a result of competition, technological change, or otherwise, would significantly harm our business.

Our Projected International Revenues Are Subject To Risks Inherent In International Business Activities

Currently, we have about 10% of our revenue stream from foreign accounts. However, we expect in the future sales of our products and services in foreign countries to account for a greater portion of our revenues. These sales are subject to risks inherent in international business activities, including:

•	any adverse change in the political or economic environments in these countries;

•	economic instability;

•	any adverse change in tax, tariff and trade or other regulations;

•	the absence or significant lack of legal protection for intellectual property rights;

•	exposure to exchange rate risk for revenues which are denominated in currencies other than U.S. dollars; and

•	difficulties in managing joint venture businesses spread over various jurisdictions.

Our revenues could be substantially less than we expect if these risks affect our ability to successfully sell our products in the international market.

Our Products May Be Perceived Poorly By Consumers, Which Could Have An Adverse Affect On Our Business

Our success depends substantially on our ability to design and develop sensor modules with wireless capability. Although we believe that our products offer advantages over existing sensor products, our products may also possess characteristics that consumers could perceive as too difficult to incorporate. If we do not attract and maintain our customers, we could be forced to curtail or cease our business operations.

Third Parties May Infringe Our Patents, New Products That We Develop May Not Be Covered By Our Existing Patents And We Could Suffer An Adverse Determination In A Patent Infringement Proceeding, Which Could Allow Our Competitors To Duplicate Our Products Without Having Had To Incur The Research And Development Costs We Have Incurred And Therefore Allow Them To Produce And Market Those Products More Profitably Than Sensor System

Our ability to compete effectively will depend, in part, on our ability to protect our proprietary technology incorporated in our products. We have taken limited action to protect our proprietary technology and proprietary computer software. If any of our competitors copies or otherwise gains access to our proprietary technology or software or develops similar technologies independently, we would not be able to compete as effectively. Even if we obtain patents on our proprietary technology, the duration of patents is limited, may not be validly held and others may try to circumvent or infringe those patents. We also rely on trade secrets and proprietary know-how that we try to protect in part by confidentiality agreements with our manufacturers, joint venture partners, employees and consultants. These agreements have limited terms and these agreements may be breached, we may not have adequate remedies for any breach and our competitors may learn our trade secrets or independently develop them. It is necessary for us to litigate from time to time to enforce patents issued or licensed to us, to protect our trade secrets or know-how and to determine the enforceability, scope and validity of the proprietary rights of others.

We believe that we own or have the rights to use all of the technology that we expect to incorporate into our products, but an adverse determination in litigation or infringement proceedings to which we are or may become a party could subject us to significant liabilities and costs to third parties or require us to seek licenses from third parties. Although patent and intellectual property disputes are often settled through licensing or similar arrangements, costs associated with those arrangements could be substantial and could include ongoing royalties. Furthermore, we may not obtain the necessary licenses on satisfactory terms or at all. We could incur substantial costs attempting to enforce our licensed patents against third party infringement, or the unauthorized use of our trade secrets and proprietary know-how or in defending ourselves against claims of infringement by others. Accordingly, if we suffered an adverse determination in a judicial or administrative proceeding or failed to obtain necessary licenses, it would prevent us from manufacturing or licensing others to manufacture some of our products.

Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding any rights we have secured in our intellectual property, other persons may bring claims against us that we have infringed on their intellectual property rights, including claims based upon the content we license from third parties or claims that our intellectual property right interests are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our service marks or require us to make changes to our website or other of our technologies.

Our Products May Become Obsolete And Unmarketable If We Are Unable To Respond Adequately To Rapidly Changing Technology And Customer Demands

Our industry is characterized by rapid changes in technology and customer demands. As a result, our products may quickly become obsolete and unmarketable. Our future success will depend on our ability to adapt to technological advances, anticipate customer demands, develop new products and enhance our current products on a timely and cost-effective basis. Further, our products must remain competitive with those of other companies with substantially greater resources. We may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products or enhanced versions of existing products. Also, we may not be able to adapt new or enhanced products to emerging industry standards, and our new products may not be favorably received.

Risks Related To This Offering

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 76,586,112 shares of common stock outstanding as of June 5, 2006, 4,554,280 shares are, or will be, freely tradable without restriction, unless held by our “affiliates.” The remaining 72,031,832 shares of common stock, which will be held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

Existing Shareholders Will Experience Significant Dilution From The Conversion Of The Secured Convertible Debentures

Cornell Capital Partners may convert the secured convertible debentures described herein into shares of Sensor System’s common stock, at a conversion price which is the lower of (i) $0.35 or (ii) a 10% discount to the market price. The subsequent sale of such shares by Cornell Capital Partners could cause significant downward pressure on the price of Sensor System’s common stock. This is especially the case if the shares being placed into the market exceed the market’s demand for the shares of Sensor System’s common stock. As the stock price of Sensor System’s common stock declines, Cornell Capital Partners will be entitled to receive an increasing number of shares under the convertible debentures. The sale of such increasing number of shares by Cornell Capital Partners could cause further downward pressure on the stock price to the detriment and dilution of existing investors, as well as investors in this offering.

Further, there is no maximum number of shares Sensor System might be required to issue under securities with market-price based conversion or exercise prices, such as securities issued in connection with the secured convertible debentures, except for the 4.99% limitation on Cornell Capital Partners’ ownership interest in Sensor System at any one time. However, Cornell Capital Partners may acquire and sell a number of shares that far exceeds this limit, through the continual conversion and sale of shares.

As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue upon conversion of the secured convertible debentures. If our stock price is lower, then our existing stockholders would experience greater dilution.

The Selling Stockholders May Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

The selling stockholders may sell in the public market up to 20,636,866 shares of common stock being registered in this offering. That means that up to 20,636,866 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. The officers and directors of the Company and those shareholders who are significant shareholders as defined by the Commission will continue to be subject to the provisions of various insider trading and rule 144 regulations.

The Sale Of Material Amounts Of Common Stock Under The Accompanying Registration Statement Could Encourage Short Sales By Third Parties

In many circumstances the issuance of convertible securities for companies that are traded on the OTCBB the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if Sensor System has not performed in such a manner to show that the debt raised will be used to grow Sensor System. Such an event could place further downward pressure on the price of common stock.

Any outstanding amounts under the secured convertible debentures are convertible at the lower of (i) $0.35 or (ii) 10% discount to the market price of our common stock. As a result, the opportunity exists for short sellers and others to contribute to the future decline of the Company’s stock price. Persons engaging in short sales first sell shares that they do not own, and thereafter, purchase shares to cover their previous sales. To the extent the stock price declines between the time the person sells the shares and subsequently purchases the shares, the person engaging in short sales will profit from the transaction, and the greater the decline in the stock, the greater the profit to the person engaging in such short-sales.

If there are significant short sales of our stock, the price decline that would result from this activity will cause our share price to decline more so which in turn may cause long holders of our stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for our stock the price will decline. It is not possible to predict if the circumstances where by a short sales could materialize or to what our share price could drop. In some companies that have been subjected to short sales their stock price has dropped to near zero. We cannot provide any assurances that this situation will not happen to us.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

The price in this offering will fluctuate based on the prevailing market price of the common stock on the OTCBB. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

Our Common Stock Is Deemed To Be “Penny Stock,” Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”). Penny stocks are stock:

•	With a price of less than $5.00 per share;

•	That are not traded on a “recognized” national exchange;

•	Whose prices are not quoted on the Nasdaq automated quotation system;

•	(Nasdaq listed stock must still have a price of not less than $5.00 per share); or

•
In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. A description of each selling shareholder’s relationship to Sensor System and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Sold in the Offering		Percentage of Shares Beneficially Owned After Offering (1)
Cornell Capital Partners	3,821,647	(2)	4.99%	20,521,429	(3)	0%
Trenwith Securities, Inc.	86,866	(4)	0%*	86,866		0%
Monitor Capital, Inc.	28,571		0%*	28,571		0%*
Total	3,937,084		5.14%	20,636,866		0%

*	Less than 1%.

(1)
Applicable percentage of ownership is based on 76,586,112 shares of common stock outstanding as of June 5, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of June 5, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of June 5, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)
Includes 1,471,429 shares of common stock received by Cornell Capital Partners as a one-time commitment fee under a now-terminated Standby Equity Distribution Agreement and 2,350,218 shares of common stock to be issuable upon the conversion of the secured convertible debentures held by Cornell Capital Partners that are convertible into shares of common stock within 60 days of June 5, 2006, such that the number of shares beneficially owned by Cornell Capital Partners, upon giving effect to the conversion under the Secured Convertible Debentures, would not cause the aggregate number of shares beneficially owned by Cornell Capital Partners and its affiliates to exceed 4.99% of the total outstanding shares of Sensor System.

(3)
Includes 1,471,429 shares of common stock received as a one-time commitment fee under a now-terminated Standby Equity Distribution Agreement, dated October 6, 2005; 17,850,000 shares of common stock underlying secured convertible debentures; and 1,200,000 shares to be issued upon the exercise of warrants issued to Cornell Capital Partners.

(4)
Includes 86,866 shares of common stock to be issuable upon the exercise of a warrant issued to Trenwith Securities, Inc., which may be redeemed into shares of common stock within 60 days of June 5, 2006.

The following information contains a description of each selling shareholder’s relationship to Sensor System and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with the Company, except as follows:

Shares Acquired In Financing Transactions With Sensor System

Cornell Capital Partners, LP. Cornell Capital Partners is the holder of shares of common stock, secured convertible debentures and warrants. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Sensor System. Those transactions are explained below:

•
Standby Equity Distribution Agreement. On October 6, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we could have, at our discretion, periodically sold to Cornell Capital Partners shares of common stock for a total purchase price of up to $15 million. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 1,471,429 shares of common stock. On December 23, 2005, the Company entered into a Termination Agreement with Cornell Capital Partners, pursuant to which the Standby Equity Distribution Agreement, as well as the related Registration Rights Agreement and the Placement Agent Agreement, each dated as of October 6, 2005, were terminated. The 1,471,429 shares of common stock issued as a one-time commitment in connection with the Standby Equity Distribution Agreement have not been cancelled and have piggy-back registration rights. These shares are being registered in this registration statement.

•
Secured Convertible Debentures. On October 6, 2005, we entered into a Securities Purchase Agreement pursuant to which we could sell to Cornell Capital Partners convertible debentures in the aggregate principal amount of $600,000, plus accrued interest, which is convertible, at Cornell Capital Partners’ discretion, into our common stock. Out of this amount, $400,000 was funded on October 13, 2005, and $200,000 was funded in November 2005. The convertible debentures were convertible, in whole or in part, at any time and from time to time before maturity at the option of the holder at a fixed price of $0.245 per share, subject to certain limitations as provided therein. The convertible debentures had a term of a one-year, possess registration rights, accrued interest at a rate equal to 10% per year, and were secured by Sensor System’s assets. On December 23, 2005, the Company repaid to Cornell Capital Partners a total amount of $610,000, representing principal amount and accrued interest.

•
Warrant. On October 6, 2005, in connection with the issuance of the secured convertible debentures, we issued a warrant to Cornell Capital Partners to purchase 600,000 shares of our common stock, at a fixed exercise price of $0.27 per share, or as subsequently adjusted pursuant to the terms of the warrant. The warrant expires four years from the date of issuance. We are registering 600,000 shares in this registration statement.

•
Secured Convertible Debentures. On December 23, 2005, we entered into a Securities Purchase Agreement pursuant to which we shall sell to Cornell Capital Partners convertible debentures in the aggregate principal amount of $1,000,000, plus accrued interest, which is convertible, at Cornell Capital Partners’ discretion, into shares of our common stock. Out of the total principal amount of $1,000,000, in December 2005, we received gross proceeds of $800,000, and the remaining $200,000, representing the second tranche of the gross proceeds, was received in February, 2006. In December 2005, we received $143,000 representing the net proceeds from the issuance of secured convertible debentures to Cornell Capital Partners under the Securities Purchase Agreement, dated December 23, 2005. The total net proceeds take into account estimated expenses in the amount of $47,000 and the payment of $610,000 to Cornell Capital Partners for the repayment of the secured convertible debentures issued to Cornell Capital Partners on October 6, 2005. In February 2006, we received the second tranche of the proceeds in the net amount of $164,037. The secured convertible debentures are secured by substantially all of our assets, have a one year term and accrue interest at 10% per annum. Cornell Capital Partners is entitled, at its option, to convert and sell all or any part of the principal amount of the convertible debentures, plus any and all accrued interest, into shares of common stock at a price equal to the lesser of (i) $0.35 and (ii) ninety percent (90%) of the lowest volume weighted average price of the common stock during the fifteen (15) trading days immediately preceding the date of conversion as quoted by Bloomberg, LP. We are registering 17,850,000 shares of common stock in this registration statement under the secured convertible debentures.

•
Warrant. On December 23, 2005, we issued a warrant to Cornell Capital Partners to purchase 600,000 shares of our common stock, at a fixed exercise price of $0.2878 per share, or as subsequently adjusted pursuant to the terms of the warrant. The warrant expires five years from the date of issuance. We are registering 600,000 shares in this registration statement.

There are certain risks related to sales by Cornell Capital Partners, including:

•
The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater chance that Cornell Capital Partners gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

•
To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

•
The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by third parties. This could place further downward pressure on the price of the common stock.

Other Selling Shareholders

Trenwith Securities, Inc. Trenwith Securities, Inc. (“Trenwith”) is an unaffiliated registered broker-dealer that has been retained by us. Doug Ivan makes the investment decisions on behalf of and controls Trenwith. The Company and Trenwith entered into an engagement agreement, dated August 10, 2005, (the “Engagement Agreement”) pursuant to which we engaged Trenwith as a Placement Agent in connection with a private placement offering of up to $20,000,000 shares of the Company’s common stock. In consideration of Trenwith’s performances as managing placement agent, and upon the closing of the private placement transaction, the Company agreed to issue to Trenwith warrants for the purchase of the Company’s Common Stock subject to the terms and conditions of the Engagement Agreement.

In connection with the Engagement Agreement, and the entry into the Standby Equity Distribution Agreement and the Securities Purchase Agreement, each dated as of October 6, 2005, with Cornell Capital Partners, on November 16, 2005, the Company issued to Trenwith a warrant (the “November Trenwith Warrant”) to purchase up to 511,607 of the Company’s common stock. Out of these shares, Trenwith was entitled to purchase up to 42,857 shares of the Company’s common stock at any time until 11:59 pm Eastern Time on October 6, 2009, at an exercise price of $0.35 per share. Trenwith was also entitled to purchase up to the remaining 468,750 shares of the Company’s common stock at any time until 11:59 pm Eastern Time on October 6, 2008, at an exercise price of $0.80 per share. The November Warrant was cancelled on December 27, 2005.

On December 27, 2005, in connection with the Securities Purchase Agreement, dated December 23, 2005, the Company issued to Trenwith a new warrant (the “New Warrant”) to purchase up 86,866 shares of the Company’s Common Stock at an exercise price of $0.2878 per share. The New Warrant expires on December 23, 2009. In this registration statement, the Company is registering 86,866 shares under the New Warrant.

Monitor Capital, Inc. Monitor Capital, Inc. is an unaffiliated registered broker-dealer that has been retained by us. Hsiao-Wen Kao, Monitor Capital, Inc.’s President, makes the investment decisions on behalf of and controls Monitor Capital, Inc. For its services in connection with a now-terminated Standby Equity Distribution Agreement, dated October 6, 2005, between Sensor System and Cornell Capital Partners, Monitor Capital, Inc. received a fee of 28,571 shares of unregistered common stock, on October 6, 2005. These shares are being registered in this offering. Monitor Capital, Inc. is not participating as an underwriter in this offering.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding the Company so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we receive proceeds from the exercise of warrants which underlying shares of common stock are being registered in the accompanying Registration Statement.

Out of the total principal amount of $1,000,000, in December 2005, we received gross proceeds of $800,000, and the remaining $200,000, representing the second tranche of the gross proceeds, was received in February, 2006. In December 2005, we received $143,000 representing the net proceeds from the issuance of secured convertible debentures to Cornell Capital Partners under the Securities Purchase Agreement, dated December 23, 2005. The total net proceeds take into account estimated expenses in the amount of $47,000 and the payment of $610,000 to Cornell Capital Partners for the repayment of the secured convertible debentures issued to Cornell Capital Partners on October 6, 2005. In February 2006, we received the second tranche of the proceeds in the net amount of $164,037.

We have represented to Cornell Capital Partners that the net proceeds under the secured convertible debentures will be used for general corporate and working capital purposes only.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the on the Over-the-Counter Bulletin Board or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the Over-the-Counter Bulletin Board or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, Sensor System expects the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the 1933 Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The estimated offering expenses consist of: (i) a SEC registration fee of $600.00, which was paid on February 14, 2006; (ii) printing expenses of $2,500; (iii) accounting fees of $20,000, (iv) legal fees of $50,000; and (v) miscellaneous expenses of $11,900.00. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders.

The selling stockholders are subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and its regulations, including, Regulation M. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Pursuant to the requirements of Item 512 of Regulation S-B and as stated in Part II of this Registration Statement, the Company must file a post-effective amendment to the accompanying Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis of results of operations and financial condition are based on our financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following discussion should be read in conjunction with the Company’s Financial Statements and Notes thereto, included elsewhere within this registration statement.

Overview

On May 24, 2004, we acquired all of the issued and outstanding equity interests of Advanced Custom Sensors, Inc. (“ACSI”). Until we acquired ACSI, we had only nominal assets and liabilities and limited business operations. Although ACSI became our wholly-owned subsidiary following the acquisition, because the acquisition resulted in a change of control, the acquisition was recorded as a “reverse merger” whereby ACSI is considered to be the accounting acquirer. We changed our company name to Sensor System Solutions, Inc. in December 2004 to better represent our new focus. As such, the following results of operations are those of ACSI.

Sensor System was founded by an engineering management team with over 50 years of Micro-electro-mechanical-systems or “MEMS” transducer experience. Its objective is to provide high quality sensors and transducers at an economical price by employing innovative designs and creative manufacturing methods. Sensor System offers a variety of Digital Pressure Gauges, Pressure Transducers, Pressure Sensors, Force Beams, Load Cells, Strain Gauges and Sensor Kits.

Sensor System commenced operations as a private company in September of 1996. Sensor System is headquartered in Irvine, California where Sensor System occupies a 25,000 square foot facility fully equipped with fabrication capability.

Sensor System has 17 full-time employees in the United States, and utilizes a network of independent contractors and consultants throughout the United States and Asia. Sensor System produces or supplies a family of nearly 30 distinctive products. Sensor System set up a volume production line with an ISO 9000 partner in Taiwan in 2002 to penetrate high-volume consumer markets that are price sensitive. On April 12, 2005, we entered into a Joint Venture Agreement with CAAS pursuant to which the parties agreed to develop, produce and sale sensor and related electronic products throughout China. To that end, in 2005, the parties established USI in the Wuhan East lake development zone, in Hubei, China. Pursuant to the Joint Venture Agreement, the parties agreed to invest $10,000,000, out of which we will invest $3,000,000 in technology. USI has been in operations since 2005, and we have been in the process of transferring technology to them for the production and development of sensor products.

Sensor System is a supplier of thin-film and micro-machined force and pressure sensors to the medical, chemical, oil, and gas industries. Sensor System believes that its technology will enable it to become a global supplier of advanced MEMS/Microelectronic products in myriad developing markets. Sensor System’s strategic plan is to focus on developing custom MEMS pressure sensor devices and forming strategic partnerships where its strategic partners dominate the sales channels in industries accepting MEMS sensor applications.

Critical Accounting Assumptions

Revenue Recognition

The Company recognizes revenue when risk of loss and title to the product is transferred to the customer, which occurs at shipment.

Stock-Based Compensation

The Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R), which revises SFAS No. 123 in the first quarter of 2006. SFAS 123R also supersedes APB No. 25 and amends SFAS No. 95, “Statement of Cash Flows”. In general, the accounting required by SFAS 123R is similar to that of SFAS No. 123. However, SFAS No. 123 gave companies a choice to either recognize the fair value of stock options in their income statements or disclose the pro forma income statement effect of the fair value of stock options in the notes to the financial statements. SFAS 123R eliminates that choice and requires the fair value of all share-based payments to employees, including the fair value of grants of employee stock options, be recognized in the income statement, generally over the option vesting period.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market.

Recent Accounting Pronouncements

During the first quarter of 2006, the Company adopted Statement of Financial Accounting Standards No. 151, “Inventory Costs”. This Statement amends the guidance in ARB No. 43 Chapter 4 Inventory Pricing, to require items such as idle facility costs, excessive spoilage, double freight and rehandling costs to be expensed in the current period, regardless if they are abnormal amounts or not. The adoption of SFAS No. 151 did not have a material impact on our financial condition, results of operations, or cash flows.

In May 2005, the FASB issued Statement No. 154 (“SFAS 154”) “Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. APB Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects of the cumulative effect of the change. In the event of such impracticality, SFAS 154 provides for other means of application. In the event the Company changes accounting principles, it will evaluate the impact of SFAS 154.

Plan of Operation

We plan to grow our business in four areas:

Increase the revenue of existing sensor component business. The majority of our sensor component manufacturing will be moved to our joint venture in China to help reduce the cost of our products. We will invest to increase our production capacity and will qualify offshore suppliers to meet the increasing demands. Substantial efforts will be invested in sales and marketing in order to expand our customer base and to secure more OEM projects.

Develop sensor solution business. With the rapid advance in technology and huge investment in wireless and telecommunication in the last decades, we can now offer total sensor solutions at a very affordable price. These sensor solutions are modules containing sensing elements, signal conditioning circuitry, software for calibration and interface, and capability of wireless and/or networking. These sensor solutions will provide information continuously to decision makers in all phases of business operation.

Penetrate automotive sensor market through China. By leveraging the marketing channel of our joint venture partner, we will have access to the automotive market in China immediately. We plan use the next three years to build up our production capacity, product offerings, and technical team there. We plan to import automotive sensors produced by our joint venture to North America and Europe around 2008.

Strategic acquisitions. Being a public company and having better access to the capital markets that this affords, provides us with the means to grow our business through acquisitions as well as through internal growth. We will actively seek equity or debt funding to bring in the necessary resources to execute this plan.

Results Of Operations

Results of Operations For The Three-Month Period Ended March 31, 2006 Compared To The Same Period Ended March 31, 2005

Revenues

We generated revenues of $530,098 for the three months ended March 31, 2006, which was $325,083 or a 159% increase from $205,015 for the three months ended March 31, 2005. The increase is the result of the hiring of a full-time sales manager, the addition of new sales representatives and the introduction of new products.

Gross Profit

Gross profit for the three months ended March 31, 2006, was $197,105 or 37.2% of revenues, compared to $57,741 or 28.2% for the three months ended March 31, 2005. The $139,364 increase in gross profit was generated by a decrease in cost of sales percentage, which was the result of increased productivity and management’s efforts to reduce operating expense, and production tooling improvement.

Total Operating Expenses

Operating expenses

Operating expenses increased to $544,817 for the three months ended March 31, 2006 compared to $330,555 for the three months ended March 31, 2005. The expenses increased $214,262, primarily as a result of an increase in interest expense, rent, additional investment in R&D personnel and development, and professional fees for a public company.

Amortization of discount on notes payable

Amortization of discount on notes payable decreased to $132,448 for the three months ended March 31, 2006 compared to $155,121 for the three months ended March 31, 2005. The expense decreased $22,673, or 15%, primarily due to the lack of the Sino-America, Inc. convertible loan in 2006.

Stock-based compensation costs

During the three months ended March 31, 2006, the Company recorded $22,635 in stock-based compensation costs for options issued to employees during the quarter. Another $37,394 was recorded for compensatory stock issued to non-employees for services rendered. There were no stock-based compensation costs in the three months ended March 31, 2005.

Net Loss

Net loss increased to ($523,284) for the three months ended March 31, 2006 compared to ($427,935) for the three months ended March 31, 2005. The $95,349 increase in net loss is primarily due to the increase in operating expenses exceeding the increase in gross profit and is partially offset by the $16,905 gain on sale of equipment to related party.

Results of Operations For The Year Ended December 31, 2005, As Compared To The Year Ended December 31, 2004

We generated revenues of $1,324,872 for the year ended December 31, 2005, which was a $663,532 or a 100.3% increase from $661,340 for the year ended December 31, 2004. The increase is the result of the hiring of a full-time sales manager and his success in securing several OEM accounts.

Gross Profit

Gross profit for the twelve months ended December 31, 2005, was $446,656 or 33.7% of revenues, compared to $81,550 or 12.3% of revenues for the year ended December 31, 2004. The $365,106 increase in gross profit was a result of the decrease in cost of sales percentage, which in turn was the result of increased productivity and management’s efforts to reduce operating expense, and production tooling improvement.

Total Operating Expenses

Operating Expense

Operating expense increased to $1,869,896 for the year ended December 31, 2005 compared to $1,292,072 for the year ended December 31, 2004. The expense increased $577,824, or 44.7%, from 2004, primarily as a result of an increase in payroll costs, professional fees, rent and interest expense.

Amortization of discount on notes payable

Amortization of discount on notes payable decreased to $531,033 for the year ended December 31, 2005 compared to $651,868 for the year ended December 31, 2004. The expense decreased $120,835, or 18.5%, primarily due to the large amount of discount associated with the convertible loans from Sino-America, Inc. and Tina Young in the prior year, partially offset by the Cornell Capital Partners expense in 2005.

Non-cash compensation costs

On May 24, 2004, the Company issued 2,584,905 shares of its common stock and warrants (the Merger Warrants) to purchase up to 47,802,373 shares of its common stock, to the shareholders of ACSI in exchange for all the issued and outstanding shares of ACSI. On May 24, 2004, the OTCBB closing price for the Company’s common stock was $3.15 per share, resulting in a valuation of $12,527,134 (the Merger Valuation) for the 3,976,868 shares of common stock outstanding immediately following the Merger. On December 4, 2004, the Company granted 7,500,000 shares of its common stock to five shareholders in Spectre, including two individuals who are also Directors of the Company, for providing services to the Company. 1,500,000 shares were treated as compensatory stock with a fair value $1.20 per share, representing the most recent OTCBB closing price prior to that date, for a total of $1,800,000 and was recognized as stock-based compensation expense in the accompanying financial statements. The remaining 6,000,000 shares were treated as a stock dividend. In 2005, 1,500,000 shares of common stock and warrants to purchase 86,866 shares of common stock were issued as compensation for borrowing arrangements. These had a market value of $775,000.

Net Loss

Net loss decreased to ($2,729,273) for the year ended December 31, 2005 compared to ($3,662,390) for the year ended December 31, 2004. The loss decreased $933,117, or 25.5%, from 2004, as a result of an increase of $365,106 in gross profit, a decrease of $1,145,835 in stock-based compensation expense and amortization of discount on notes payable offset by the $577,824 increase in operating expenses.

Liquidity and Capital Resources

Going Concern

The Company incurred a net loss of $523,284 and a negative cash flow from operations of $408,443 for three months ended March 31, 2006, and had a working capital deficiency of $2,231,972 and a stockholders’ deficiency of $2,028,542 at March 31, 2006. These matters raise substantial doubt about its ability to continue as a going concern.

Our auditors included an explanatory paragraph in their report in connection with our 2005 financial statements, stating that because the Company has incurred a net loss of $2,729,273 and a negative cash flow from operations of $928,809 for the year ended December 31, 2005, and had a working capital deficiency of $2,004,770 and a stockholders’ deficiency of $1,695,890 at December 31, 2005 there is substantial doubt about the Company’s ability to continue as a going concern.

The Company has relied primarily on cash flow from operations, bank loans, and advances and investments from shareholders for the Company’s capital requirements since inception. The Company received $800,000 from the issuance of a convertible debenture to Cornell Capital Partners in December 2005 and $200,000 in February 2006 bringing the total amount owed to Cornell Capital Partners to $1,000,000. This allowed the company to pay off some of the debt and continue its operations. Current cash on hand will allow the Company to continue its operations for a short period of time; a combination of additional equity and debt offerings will be necessary to continue beyond the short term.

At December 31, 2005, cash was $172,732 as compared to $17,115 at December 31, 2004. The increase was due to the excess of net cash provided by financing activities over the net cash used in operations. At March 31, 2006, cash was $38,038 as compared to $172,732 at December 31, 2005. The decrease was due to the negative cash flow from operations, primarily due to funding an increase in accounts receivable of $186,411 created by the increase in sales. The cash flows from investing and financing activities totaling $273,749 was not enough to fund the $408,443 in net cash used in operations.

The Company has a substantial working capital deficit. It would require approximately $3,000,000 to continue operations for the next three years. The Company is in the process of raising capital in the form of equity and/or debt. However, there is no guarantee that it will raise sufficient funds to execute its business plan. To the extent the Company is unable to raise sufficient funds, its business plan will be required to be substantially modified, its operations curtailed or protection under bankruptcy/ reorganization laws sought.

On October 6, 2005, the Company secured a total of $15,600,000 in financing with Cornell Capital Partners to support the continued development and growth of the Company. Cornell Capital Partners committed to provide up to $15 million of funding in the form of a Standby Equity Distribution Agreement to be drawn down over a 24-month period at Sensor System’s discretion. In addition, Sensor System sold an aggregate of $600,000 of fixed price secured convertible debentures to Cornell Capital Partners. The Standby Equity Distribution Agreement was subsequently terminated on December 23, 2005. The Company did not register any share in connection with the Standby Equity Distribution Agreement, and did not draw down any advances thereunder. On December 23, 2005, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners pursuant to which it sold an aggregate of $1,000,000 of secured convertible debentures to Cornell Capital Partners. The Company received the first tranche of $143,000 representing the net proceeds from the issuance of the convertible debentures Cornell Capital Proceeds in December 2005, and the second tranche of $164,037 in net proceeds was received in February, 2006.

The Company is seeking an additional $1,000,000 in bridge financing to further develop into a fully-equipped public company. However, no assurance can be given that such funds will be available or that the term thereof will be satisfactory to the Company.

The Company is addressing the liquidity requirements by continuing its programs for selling products and continuing to seek investment capital through the public markets. However, there is no guarantee that these strategies will enable it to meet its obligations for the foreseeable future.

Commitments and Contingencies

We have the following material contractual obligations and capital expenditure commitments:

The Company leases certain equipment under two capital leases with monthly payments of $360 and $701, respectively, including interest at 12.75% per annum.

Future minimum annual rental payments for capitalized leases are as follows:

As of March 31, 2006	Amount
2006 (nine months)	$9,549
2007	12,732
2008	12,732
2009	3,903
38,916
Amount representing interest	(6,832)
Present value of minimum lease payments	32,084
Less: current portion	(9,163)
Non-current portion	$22,921

The Company leases its office and facility through July 31, 2007 under a long-term operating lease agreement. Under terms of the lease, the Company pays the cost of repairs and maintenance.

Future minimum lease commitments for the Company’s share under this lease at March 31, 2006 are as follows:

2006 (nine months)	$189,625
2007	151,095
$340,720

Inflation And Changing Prices

We do not foresee any adverse effects on our earnings as a result of inflation or changing prices.

On October 6, 2005, we entered into a Securities Purchase Agreement pursuant to which we issued to Cornell Capital Partners convertible debentures in the aggregate principal amount of $600,000. The principal amount, plus accrued interest, was able to be convertible, at Cornell Capital Partners’ discretion, into our common stock. The convertible debentures were convertible, in whole or in part, at any time and from time to time before maturity at the option of the holder at a fixed price of $0.245 per share, subject to certain limitations as provided therein. The convertible debentures had a term of a one-year, possess registration rights, accrued interest at a rate equal to 10% per year, and were secured by Sensor System’s assets. The Company repaid to Cornell Capital Partners a total amount of $610,000, representing principal amount and accrued interest, on December 23, 2005.

On December 23, 2005, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners, pursuant to which the Company issued to Cornell Capital Partners secured convertible debentures in the principal amount of $1,000,000. Out of the total principal amount of $1,000,000, in December 2005, we received gross proceeds of $800,000, and the remaining $200,000, representing the second tranche of the gross proceeds, was received in February, 2006. In December 2005, we received $143,000 representing the net proceeds from the issuance of secured convertible debentures to Cornell Capital Partners under the Securities Purchase Agreement, dated December 23, 2005. The total net proceeds take into account estimated expenses in the amount of $47,000 and the payment of $610,000 to Cornell Capital Partners for the repayment of the secured convertible debentures issued to Cornell Capital Partners on October 6, 2005. In February 2006, we received the second tranche of the proceeds in the net amount of $164,037. The Convertible Debentures are secured by substantially all of the Company’s assets, have a one year term and accrue interest at 10% per annum. Cornell Capital Partners is entitled, at its option, to convert and sell all or any part of the principal amount of the Convertible Debentures, plus any and all accrued interest, into shares of Common Stock at a price equal to the lesser of (i) $0.35 and (ii) ninety percent (90%) of the lowest volume weighted average price of the Common Stock during the fifteen (15) trading days immediately preceding the date of conversion as quoted by Bloomberg, LP.

CHANGES IN AND DISAGREEMENTS
WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DESCRIPTION OF BUSINESS

The Company

Sensor System was incorporated in Nevada in April 1982 under the name The Enchanted Village, Inc. As the result of the March 13, 2004 acquisition of Advanced Custom Sensors, Inc., a California corporation, Sensor System is now in the business of design and manufacturing sensors and signal conditioning modules.

Acquisition of Advanced Custom Sensors. Pursuant to an Agreement and Plan of Merger dated as of March 13, 2004, by and among the Company, Spectre Merger Sub, Inc., a California corporation and wholly owned subsidiary of the Company (“Merger Sub”), Ian S. Grant and Advanced Custom Sensors, Inc. (“ACSI”), on May 24, 2004, Merger Sub merged with and into ACSI. As a result of this merger, ACSI became a subsidiary of the Company. As consideration for the merger, the Company issued 2,584,906 shares of common stock and warrants to purchase up to 47,802,373 shares of common stock to the shareholders of ACSI. The terms of the Merger were determined through arms-length negotiations between the management of the Company and management of ACSI. We changed our company name to ‘Sensor System Solutions, Inc.’ in December 2004 to better represent our new focus. As such, the following results of operations are those of ACSI.

Until we acquired ACSI, we had only nominal assets and liabilities and limited business operations. Although ACSI became our wholly-owned subsidiary following the acquisition, because the acquisition resulted in a change of control, the acquisition was recorded as a “reverse merger” whereby ACSI is considered to be the accounting acquirer. Also, as a result of the acquisition, we have had a change of our financial position and our business. Sensor System is now a holding company and after the Spin-Off, defined below, will have no significant operations or assets other than its interest in ACSI. Since the acquisition of ACSI, the Company has been engaged in the development, manufacturing, marketing and distribution of high quality sensors and transducers at an economical price by employing innovative designs and creative manufacturing methods.

Spin-Off of Spectre Holdings. On December 15, 2004, in consideration for making and guaranteeing certain representations, warranties and obligation in connection with the Agreement and Plan of Merger dated March 13, 2004 by and between the Company and ACSI, the Company transferred 20,878,081 shares of common stock (the “Shares”), which are all of the issued and outstanding shares of Spectre Holdings, Inc., our wholly-owned subsidiary to Ian Grant. After the distribution of the Shares, the Company no longer owns any stock of Spectre Holdings, Inc. In addition, we will not have any common board members after the distribution.

Advanced Custom Sensors. ACSI was founded by an engineering management team with over 50 years of micro-electro-mechanical-systems transducer experience. Its objective is to provide high quality sensors and transducers at an economical price by employing innovative designs and creative manufacturing methods. Through ACSI, Sensor System offers a variety of Digital Pressure Gauges, Pressure Transducers, Pressure Sensors, Force Beams, Load Cells, Strain Gauges and Sensor Kits.

Sensor System produces or supplies a family of nearly thirty (30) distinctive products. Sensor System has a volume production line with an ISO 9000 certified partner in Taiwan in 2002. This allows Sensor System to penetrate high-volume consumer markets that are very price sensitive. On April 12, 2005, we entered into a Joint Venture Agreement with CAAS pursuant to which the parties agreed to develop, produce and sale sensor and related electronic products throughout China. To that end, in 2005, the parties established USI in the Wuhan East lake development zone, in Hubei, China. Pursuant to the Joint Venture Agreement, the parties agreed to invest $10,000,000, out of which we will invest $3,000,000 in technology. USI has been in operations since 2005, and we have been in the process of transferring technology to them for the production and development of sensor products.

Sensor System is a supplier of thin-film and micro-machined force and pressure sensors to the medical, chemical, oil, and gas industries. Sensor System believes that its technology will enable it to become a global supplier of advanced MEMS/Microelectronic products in myriad developing markets. Sensor System’s strategic plan is to focus on developing custom MEMS pressure sensor devices and forming strategic partnerships where its strategic partners dominate the sales channels in industries accepting MEMS sensor applications:

We plan to grow our business in four areas.

•
Increase the revenue of our existing sensor component business. Once finalized, the majority of our sensor component manufacturing will be moved to our joint venture in China to help reduce the cost of our products. We will invest to increase our production capacity and will qualify offshore suppliers to meet the increasing demands. Substantial efforts will be invested in sales and marketing in order to expand our customer base and to secure additional OEM projects.

•
Develop sensor solution business. By leveraging the advances in technology and the large industry-wide investments in wireless and telecommunication in the last decade, we can now offer total sensor solutions at a very affordable price. These sensor solutions are modules containing sensing elements, signal conditioning circuitry, software for calibration and interface, and capability of wireless communication and/or networking. These sensor solutions will provide information continuously to decision makers in all phases of business operation.

•
Penetrate the automotive sensor market in China and India. By leveraging the marketing channel of USI, our joint venture partner, and X-Lab Global, a leading technology advisory and strategic consulting firm, we will have access to the automotive market in China and India immediately. We plan to use the next two years to build up our production capacity, product offerings and technical team there. We expect to import automotive sensors produced by our joint venture to North America and Europe around 2008.

•
Strategic acquisition. Being a public company gives us an additional tool to grow our business through acquisition besides internal growth. We will actively seek equity or debt funding to bring in the necessary resources to execute this plan.

Industry Overview. Micro-Electro-Mechanical Systems, or MEMS, is the integration of mechanical elements, sensors, actuators, and electronics on a common silicon substrate through the utilization of microfabrication technology. MEMS is an enabling technology, allowing the development of smart products by augmenting the computational ability of microelectronics with the perception and control capabilities of microsensors and microactuators. MEMS is also an extremely diverse and fertile technology, both with regard to applications, and the methodology of how electronic devices are designed and manufactured.

Microelectronic integrated circuits (“ICs”) can be thought of as the “brains” of systems and MEMS augments this decision-making capability with “eyes” and “arms”, to allow microsystems to sense and control the environment. In its most basic form, the sensors gather information from the environment through measuring mechanical, thermal, biological, chemical, optical, and magnetic phenomena; the electronics process the information derived from the sensors and through some decision making capability direct the actuators to respond by moving, positioning, regulating, pumping, and filtering, thereby, controlling the environment for some desired outcome or purpose. Since MEMS devices are manufactured using batch fabrication techniques, similar to ICs, unprecedented levels of functionality, reliability, and sophistication can be placed on a small silicon chip at a relatively low cost.

Market Size and Viability. The total MEMS market size is about $2.7 billion with following distribution in 1991, according to an MIRC market study report. MEMS pressure sensor, currently the focus of Sensor System’s operations, owns the largest market share of $6 billion in 2000. According to MIRC, MEMS Silicon Pressure Sensors will grow to about 80% of the total market and become the main stream of this industry. The applications of MEMS Pressure Sensors can be separated into five categories: Automotive, Process Control, Medical, Consumer /Appliances and Aerospace. Currently, the market in Consumer Electronics is enjoying the fast growth. Due to its versatility, MEMS is taking the lead in the various fast-growing electronic applications in addition to its excellent performance and price ratio. The total MEMS sensor market was $800 millions in 1990 with an annual growth rate of 20%. It is expected to grow to $1 billion by 2005.

Products. Our future technology strategy is to develop and/or acquire core intellectual property that will place it in a leadership position to manufacture and market MEMS sensors. Sensor System has filed two (2) provisional patents with the United States Patent and Trademark Office (“USPTO”). In addition, we have developed many proprietary techniques/processes. These serve as the foundation to further develop our MEMS business.

We produce or supply a family of nearly thirty (30) distinctive products. These products employ or utilize the latest state-of-the-art technologies. The products are primarily electro-mechanical sensing devices and are identified under the following categories: Pressure Transducers, Pressure Transmitters, Pressure Switches, Force Sensors, Load Cells, Strain Gages, and MEMS Sensors. It is expanding its product offering to include intelligent embedded systems that combine the attributes of both intelligent sensor and host systems.

We use sputtered thin film, bonded foil, semi-conductor gages and piezoresistive strain gage technologies primarily in the design, development and manufacture of its general sensor products, although other technology options are also available. All of our products employ proven technologies with little, or no risk involved with their manufacture. What sets our products apart from their competitors is their ability to optimize the performance of their products by efficient application of their diverse technologies into unique design concepts and utilizing sophisticated materials in construction and packaging techniques.

Customers. We supply our sensors mainly to the medical and automation industries. In general customers are divided into three groups: original equipment manufacturers (“OEMs”), end users and catalogs. OEM’s accounted for 56% of our revenue in 2005, with end users and catalogs splitting the rest.

Our revenue mainly was from end users before the hiring of our sales manager in March 2004. We moved our focus to OEM account since then. The success is obvious since we started 2005 with an OEM backlog of around $600K.

We have established a wide presence in the catalog houses through our Model 1200 in 2004. This penetration will allow us to increase our revenue by moving other products through the same channel.

Sales and Marketing. We use sales representatives to promote our product since sensors are quite complicated devices. We have a network of nine sales representatives to cover North America and six international representatives. In addition to our sales reps network, we also have a network of distributors to handle products that do not require much technical support. Both networks are managed by our Vice-President of Marketing and Sales.

We are seeking new distribution channels for our Sensor Modules and we are working to leverage existing market intelligence. We hired a Vice-President of Marketing and Sales in January 2006 to assist us in exploring the market for our sensor modules.

Research and Development. We hired two key engineers in October of 2004. Together, they have sixty years of combined experience in designing creative sensor modules. To date, two series of sensor modules have been designed, models have been constructed and beta-site tested. We began production in the first quarter of 2006. One additional product that we filed a provisional patent for will be ready for production in the third quarter of 2006. The unit price of these modules will be at least ten times higher than our current sensor component’s sale price. We expect an increase in our sales from these new product lines.

Our Goals. Our goal is to become the market leader in innovative sensor system solutions, and a supplier with a competitive pricing and performance mix. To accomplish this objective, we plan to integrate proprietary techniques and processes developed by Sensor System that serve as the foundation to develop the Company’s MEMS business. These MEMS core competences include MEMS front-end wafer design and processing, volume assembly and testing, application-specific environmental protection, and cost modeling. Combined with Sensor System’s expansion plans to increase marketing and sales efforts, these technologies present the Company with opportunities to further grow the business in international markets such as China. We formed a joint venture in China with China Automotive Systems, Inc. in April 2005 to address our production requirements. Sensor System also has MEMS wafer fabrication partners in China and Taiwan, allowing the Company to maintain sensor wafer supplies as well as to continue MEMS device research.

We intend to upgrade from sensor component business to system solution business. It will be focused on providing complete data management solutions that can accommodate the needs of a wide range of industries and businesses. These solutions include a comprehensive set of products and services that establish the infrastructure necessary for manufacturing process partners to proactively participate in sustaining and optimizing the operation.

We are striving to be a provider of sensor solutions with built-in network connectivity to supply critical data continuously for enterprises to monitor and control:

•	Machine conditions

•	Manufacturing processes

•	Business Transactions

We plan to develop and integrate various core intellectual properties in the areas of MEMS sensors, intelligent sensor interface electronics, intelligent embedded control systems and meters, wireless communication network interfaces, data appliances and mobile devices that facilitate machine-to-business data sharing, software & hardware to support web-based device diagnostics and data collection/data distribution, and web-based data management.

We are actively seeking funding to expand its design, development and marketing of MEMS based thin-film and micro-machined force and pressure sensors to the medical, chemical, oil, and gas industries. The Company believes that MEMS is an enabling technology allowing the development of smart products by augmenting the computational ability of microelectronics with the sensing and control capabilities of microsensors and microactuators.

Our strategy includes the hiring of engineering and sales and marketing team coupled with off-shore joint ventures, such as the one entered into with CAAS.

Strategy. Our goals include:

•	Penetrate automotive and appliance markets through the Joint Venture with CAAS in China;

•	Leverage the cost performance of above alliance to penetrate industrial and medical markets in North America and Europe;

•	Complete development of sensor-based systems; and

•	Seek complementary merger and acquisition candidates.

Competition. Our products and services are affected by varying degrees of competition. We compete with other companies in most markets we serve, many of which have far greater sales volumes and financial resources. The principal competitive factors in the commercial markets in which we participate are product performance, service and price. Part of product performance requires expenditures in research and development that lead to product improvement. The market for many of our products may be affected by rapid and significant technological changes and new product introduction. Our principal competitors include Honeywell, GE and MSI in our sensor component segment, and Delphi, Bosch, and Denso in automotive sensor segment. There is no major competitor in the market in which Sensor System Solutions operates at the current time.

Employees and employment agreements. We currently employ 17 full-time employees. There are no employment agreements with any of the employees.

Description Of Property

Our headquarters are located 45 Parker Avenue, Suite A, Irvine, California 92618. The facilities include 25,000 square feet of office, production and warehouse, which we lease from Irvine Company under a five year lease, starting in 2002. Annual rental payments for this lease are listed in the MD&A Section. We believe that these facilities have the capacity to meet its manufacturing and assembly needs for the foreseeable future.

Legal Proceedings

We are not a party to any pending litigation and none is contemplated or threatened.

MANAGEMENT

Executive Officers

The following table sets forth the names, ages and positions of each of the Company’s executive officers. Subject to rights under any employment agreements, officers of the Company serve at the pleasure of the Board of Directors.

Name	Age	Position
Michael Young	47	Chief Executive Officer, Acting Chief Financial Officer and Chairman
Hanlin Chen	48	Director

All directors have a term of office expiring at the next annual general meeting, unless re-elected or earlier vacated in accordance with the Bylaws. All officers have a term of office lasting until their removal or replacement by the Board of Directors.

The following is a biographical summary of the experience of each of the executive officers:

Michael Young founded Sensor System in 1986 and has served for seven years as CEO of Sensor System. His responsibilities include overseeing day-to-day operations and developing and implementing the Company’s overall strategy including the development of strategic partnerships and funding. His career in this industry has spun over 20 years. He has previously been with Rosemount, Endevco, Hughes Aircraft and other firms, and has been involved with MEMS design, fabrication, packaging and applications development. He is responsible for leading Sensor System given his technical expertise and a broad range of business experiences with Sensor System. He holds a Master of Science degree in Mechanical Engineering from Stanford University.

Hanlin Chen began serving as the Chairman and CEO of China Automotive Systems, Inc. in 2003. Prior to this appointment, Mr. Chen was the general manager of Jiulong Power Steering Company Limited from 1992 to 1997. Mr. Chen holds a MBA from Barrington University and serves as a board member of Political Consulting Committee of Jingzhou city and vice president of Foreign Investors Association.

Committees Of The Board Of Directors

Currently, the Board does not have any committees.

Compensation Of Directors

All directors receive no compensation from the Company.

Family Relationships

There are no family relationships on the Board of Directors.

Involvement in Certain Legal Proceedings

Michael Young served as the CEO of TransOptiX from August, 2000 to August, 2005. On August 6, 2005, TransOptiX filed Chapter 7 bankruptcy. To our knowledge, during the past five years other than this event, our officers and directors have not filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or present of such a person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer within two years before the time of such filing; were not convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); were not the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting their respective activities.

Compliance with Section 16 (a) of the Exchange Act

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934 during our most recent fiscal year and Forms 5 and amendments thereto furnished to us with respect to our most recent fiscal year, all officers, directors and owners of 10% or more of our outstanding shares have filed all Forms 3, 4 and 5 required by Section 16(a) of the Securities Exchange Act of 1934.

Code Of Ethics

We have adopted a corporate code of ethics on February 13, 2004. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.

Executive Compensation

The following table sets forth certain information with respect to the compensation of the Named Executive Officers. The “Named Executive Officers” include, (i) the Company’s Chief Executive Officer (ii) the Company’s executive officers as of December 31, 2005 (iii) two additional individuals who were not executive officers as of the year ended December 31, 2005. The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during the periods set forth below.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal year Ended December 31	Salary ($)*	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)

Michael Young, CEO	2005	108,500	--	--	--
	2004	75,000	--	--	--
	2003	61,506	--	--	--

In March 2006, the Board of Directors approved a stock option plan (the “2006 Option Plan”), pursuant to which the Company allocated five million (5,000,000) shares of common stock for issuances under the 2006 Option Plan. In March 2006, the Company granted to Michael Young options to purchase 250,000 shares of common stock under the 2006 Option Plan.

Option/SAR Grants

No individual grants of stock options, whether or not in tandem with stock appreciation rights (“SARs”) and freestanding SARs have been made to any executive officer or any director prior to March 2006. Accordingly, no stock options have been exercised by any of the officers or directors in fiscal 2005. Under the 2006 Option Plan, Michael Young was granted options to purchase 250,000 shares of the Company’s common stock.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure.

Compensation of Directors

The directors did not receive any other compensation for serving as members of the board of directors. The Board has not implemented a plan to award options. There are no contractual arrangements with any member of the board of directors.

We do not intend to pay any additional compensation to our directors. As of the date hereof, we have not entered into employment contracts with any of our officers and we do not intend to enter into any employment contracts until such time as it profitable to do so.

Indemnification

Nevada corporation law provides that:

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Commission is that such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

Employment Agreements And Arrangements

The Board of Directors adopted on September 1, 2005 a resolution setting forth Michael Young’s compensation. The terms of the arrangement included a three-year tenure, with a base salary of $150,000 per annum, a $20,000 signing bonus, a $1,000,000 life insurance policy and a $1,000 per month automobile expense. If Michael Young is terminated without cause, the Company would be obligated to pay him $300,000 cash compensation. As of June 5, 2006, no employment agreement has been executed between the Company and Michael Young.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of each class of the Company’s voting securities as of June 5, 2006, by (i) each person or company known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding shares, (ii) each director of the Company or any nominee for directorship, (iii) the Chief Executive Officer of the Company and each of the other Named Executive Officers and (iv) all directors and Named Executive Officers of the Company as a group.

Name of Beneficial Owner and Address(1)	Amount and Nature Beneficial Owner	Position	Percent of Class (1)

Officers and Directors
Michael Young	10,620,186(2)	Chief Executive Officer and Chairman	14%
Hanlin Chen	--	Director	0%
Officers and Directors as a Group (2 persons)	10,620,186		14%

Principal Shareholders
Future Front Int’l Co. Ltd.(3)	14,479,093		19%

*	Indicates ownership of less than 1%.

(1)
Applicable percentage of ownership is based on 76,586,112 shares of common stock outstanding as of June 5, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of June 5, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of June 5, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)	Michael Young’s address is 45 Parker Avenue, Suite A, Irvine, CA 92618.

(3)	The address is 6 G/F, Johnston Road, Wanchai, Hong Kong.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

The Company’s common stock is currently listed on the OTCBB published by the National Quotation Bureau, Inc. The Company’s common stock trades under the symbol “SSYO.OB” For the periods indicated, the following table presents the range of high and low closing sale prices for the Company’s common stock.

	High ($)	Low ($)

Year ended December 31, 2006:
First Quarter	$0.37	$0.14
Second Quarter (To June 5, 2006)	$0.16	$0.08

Year ended December 31, 2005:
First Quarter	$2.40	$1.20
Second Quarter	$2.10	$0.55
Third Quarter	$1.25	$0.30
Fourth Quarter	$0.51	$0.19

Year ended December 31, 2004:
First Quarter	$3.15	$0.45
Second Quarter	$2.40	$1.20
Third Quarter	$2.40	$1.20
Fourth Quarter	$2.75	$0.51

Year ended December 31, 2003:
First Quarter	$2.25	$1.35
Second Quarter	$1.50	$1.05
Third Quarter	$1.05	$0.30
Fourth Quarter	$0.90	$0.60

Quotations since the Company’s stock began trading on the OTCBB may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

The number of stockholders of record of the Company’s common stock at June 5, 2006 was 139. This number does not include shares held by brokerage clearing houses, depositories or otherwise in unregistered form.

Dividends

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent.

Securities Authorized For Issuance Under Equity Compensation Plans

In December 2001, the Company adopted a Stock Option Plan/Stock Issuance Plan (the “2001 Option Plan”)  whereby the Board of Directors can issue both incentive stock options and nonqualified options to directors,  employees, and consultants as an incentive  of them to continue in the employ and service of the  Company.  Under the 2001 Option Plan, 200,000 shares of the Company's stock were reserved for options to be issued, at a price fixed by the plan administrator.  The 2001 Option Plan was terminated in March 2006 when the Company adopted the 2006 Option Plan whereby the Board of Directors can issue both incentive stock options and nonqualified options to directors, employees, and consultants as an incentive of them to continue in the employ and service of the Company.  Under the 2006 Option Plan, five million (5,000,000) shares of the Company’s common stock are reserved for options to be issued, at a price fixed by the plan administrator.  As of June 5, 2006, there are 1,480,000 options outstanding at an average exercise price of $0.21.  The 76,000 options outstanding under the 2001 Option Plan were converted to 760,000 options under the 2006 Stock Compensation Plan and are included in the 1,480,000 total.

Sales Of Unregistered Securities

During the past three years the registrant has issued the following securities without registration under the 1933 Act:

On May 1 2006, the Company issued 342,000 shares of common stock pursuant to Rule 144 to Tung Ho Liu for a loan conversion exercised by Liu in April 2006.

On March 3, 2006, the Company issued 14,479,093 shares of common stock pursuant to Rule 144 to Future Front International Co. Ltd (“FFI”). FFI purchased the right to the 14,479,093 shares of common stock from Sino-America, Inc. in March 2006. Sino-America, Inc. received the right to the 14,479,093 shares in March 2005 upon a loan conversion and exercise of a warrant.

On March 3, 2006, the Company issued 30,000 shares of common stock pursuant to Rule 144 to Ann Jones and 30,000 shares of common stock pursuant to Rule 144 to Donna Dolan as compensation for their public relations services.

On February 14, 2006, the Company issued a note payable to Cornell Capital Partners for $200,000, secured by all assets of the Company, interest at 10% per annum, payable on February 14, 2007. The note is convertible, with some limitations, at the holder’s option at a conversion price equal to the lesser of $0.35 or 90% of the lowest volume weighted average price of the common stock for the 15 trading days immediately preceding the conversion date.

On February 22, 2006, the Company issued a note payable to Jun Jye Huang for $200,000, secured by all assets of the Company, interest at 8% per annum, payable on August 21, 2006. The note is convertible at the holder’s option at a conversion price equal to the 75% of the average closing bid price of the common stock for the month of February 2006. The note has 3-year warrants attached that allow the holder, if he converts, to purchase an identical number of shares at 85% of the average bid price of the common stock for the 30 trading days preceding exercise.

On December 23, 2005, the Company issued to Cornell Capital Partners secured convertible debentures in the principal amount of $1,000,000. The Convertible Debentures are secured by substantially all of the Company’s assets, have a one year term and accrue interest at 10% per annum. Cornell Capital Partners is entitled, at its option, to convert and sell all or any part of the principal amount of the Convertible Debentures, plus any and all accrued interest, into shares of Common Stock at a price equal to the lesser of (i) $0.35 and (ii) ninety percent (90%) of the lowest volume weighted average price of the Common Stock during the fifteen (15) trading days immediately preceding the date of conversion as quoted by Bloomberg, LP. Out of the total principal amount of $1,000,000, in December 2005, we received gross proceeds of $800,000, and the remaining $200,000, representing the second tranche of the gross proceeds, was funded in February 2006. In December 2005, we received $143,000 representing the net proceeds from the issuance of secured convertible debentures to Cornell Capital Partners under the Securities Purchase Agreement, dated December 23, 2005. The total net proceeds take into account estimated expenses in the amount of $47,000 and the payment of $610,000 to Cornell Capital Partners for the repayment of the secured convertible debentures issued to Cornell Capital Partners on October 6, 2005. In February 2006, we received the second tranche of the proceeds in the net amount of $164,037.

On October 6, 2005, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we could have, at our discretion, periodically sold to Cornell Capital Partners shares of common stock for a total purchase price of up to $15 million. Pursuant to the Standby Equity Distribution Agreement, Cornell Capital Partners was entitled to purchase shares of Sensor System’s common stock at a total discount equal to 10%. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners would have paid us 95% of or a 5% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital Partners would have retained 5% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 1,471,429 shares of common stock. On December 23, 2005, the Company entered into a Termination Agreement with Cornell Capital Partners, pursuant to which the Standby Equity Distribution Agreement, as well as the related Registration Rights Agreement and the Placement Agent Agreement, were terminated.

On October 6, 2005, we entered into a Securities Purchase Agreement pursuant to which we issued to Cornell Capital Partners convertible debentures in the aggregate principal amount of $600,000. The principal amount, plus accrued interest, was able to be convertible in whole or in part, at Cornell Capital Partners’ discretion, into our common stock at any time and from time to time before maturity at a fixed price of $0.245 per share, subject to certain limitations as provided therein. The convertible debentures had a term of a one-year, possess registration rights, accrued interest at a rate equal to 10% per year, and were secured by Sensor System’s assets. The Company repaid to Cornell Capital Partners a total amount of $610,000, representing principal amount and accrued interest, on December 23, 2005.

On October 20, 2005, the Company issued 200,000 shares of Rule 144 stock to Duke Capital as a compensation for its consulting service in the merger transaction between ACSI and Spectre Industries, Inc.

On October 20, 2005, the Company issued 725,778 shares of Rule 144 stock to Pei Jen Hsu for a warrant exercise and loan conversion exercised by Hsu in March 2005.

On February 10, 2005, the Company issued 3,000,000 shares of S-8 stock as compensation to ex-directors, Ian Grant and Matthew Markin.

On January 25, 2005, the Company issued 4,500,000 shares of Rule 144 stock to Quantum Economic Development, Inc., Frank Demille, Foxir Communications Inc, Ian Grant and Matthew Markin for their services in connection with the merger transaction pursuant to the merger agreement.

On January 25, 2005, the Company issued 47,802,373 shares of Rule 144 stock for the warrant exercise of ACSI shareholders per its merger agreement with Spectre Industries, Inc.

On May 24, 2004, the Company issued 2,584,906 shares of Rule 144 stock to the shareholders of ACSI Merger Agreement, dated March 13, 2004, between Spectre Industries, Inc., Spectre Merger Sub, Inc., Ian S. Grant and Advanced Custom Sensors, Inc.

On April 5, 2004, the Company issued 13,334 shares Olof Hildebrand.

On May 30, 2003, the Company issued 1,367 shares to Markus Hugelshofer.

On November 15, 2002, the Company issued 667 shares to Margrit Oppliger.

On September 24, 2002, the Company issues 67 shares to Andrew Yachnowitz.

On August 26, 2002, the Company issued 3,334 shares to Ken Grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Hanlin Chen, a Director of the Company is the Chief Executive Officer of CAAS. On April 12, 2005, we entered into a Joint Venture Agreement with CAAS pursuant to which the parties would develop, produce and sale sensor and related electronic products throughout China. To that end, in 2005, the parties established USI in the Wuhan East lake development zone, in Hubei, China. Pursuant to the Joint Venture Agreement, the parties agreed to invest $10,000,000, out of which we will invest $3,000,000 in technology. USI has been in operation since 2005, and we have been in the process of transferring technology to them for the production and development of sensor products.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Sensor System is authorized to issue 180,000,000 shares of common stock $0.001 par value, of which 76,586,112 were issued and outstanding at June 5, 2006. The securities being offered hereby are common stock, with one vote per share on all matters to be voted on by shareholders, without any right to accumulate their votes. Shareholders have no preemptive rights and have no liability for further calls or assessments on their shares. The shares of common stock are not subject to repurchase by the Company or conversion into any other security. All outstanding shares of common stock are fully paid and non assessable.

Shareholders are entitled to receive such dividends as may be declared by the Board of Directors of the Sensor System out of funds legally available therefore and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all net assets available for distribution to such holders after satisfaction of all of our obligations, including stock preferences. It is not anticipated that we will pay any dividends in the foreseeable future since we intend to follow the policy of retaining its earnings to finance the growth of its business. Future dividend policies will depend upon the Company’s earnings, financial needs and other pertinent factors.

Preferred Stock

The Board of Directors has the authority, without further action by stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the powers, designations, rights, preferences, privileges, qualifications and restrictions thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion, and other rights which could adversely affect the voting power and other rights of the holders of Common Stock. The issuance of preferred stock in certain circumstances may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the stockholders, may discourage bids for the Company’s common stock at a premium over the market price of the common stock, and may adversely affect the market price of the common stock.

Warrants

During the 2003, 2004 and 2005 fiscal years, the Company issued the following warrants under the terms specified below:

Loan	Amount	Date	Maturity Date	Warrant Terms
1. Tina Young	$190,666.00	7/1/2003	9/17/2008	Warrants to purchase 190,666 shares of ACSI common stock at $0.50 per share. (the ACSI warrants are convertible into 5,372,940 shares of the Company's common stock.)
2. Tina Young	$110,000.00	9/16/2003	9/17/2008
Warrants to purchase 100,000 shares of ACSI common stock at $0.50 per share (the ACSI warrants are convertible into 2,817,215 shares of the Company's common stock.) plus warrants that, once the note is converted, are callable for three years and allow the holder to purchase the Company's common stock at 85% average trading price.

Loan	Amount	Date	Maturity Date	Warrant Terms
3. Edwin Liou	$60,000.00	10/18/2004	10/17/2008	Warrants that, once the note is converted, are callable for three years and allow the holder to purchase the Company's common stock at 85% average trading price.
4. Tung Ho Liu	$50,000.00	2/3/2005	2/2/2009	Warrants that, once the note is converted, are callable for three years and allow the holder to purchase the Company's common stock at 85% average trading price
5. Evan Chuang	$30,000.00	12/20/2004	12/19/2008	Warrants that, once the note is converted, are callable for three years and allow the holder to purchase the Company's common stock at 85% average trading price
6. Jun Jye Huang	$200,000.00	2/22/2005	2/21/2009	Warrants that, once the note is converted, are callable for three years and allow the holder to purchase the Company's common stock at 85% average trading price
7. Jay Liang	$20,000.00	11/12/2004	11/11/2008	Warrants that, once the note is converted, are callable for three years and allow the holder to purchase the Company's common stock at 85% average trading price
8. Cornell Capital Partners	$600,000.00	10/6/2005	10/6/2009	Warrant to purchase 600,000 shares of the Company's common stock, at $0.35 per share.
9. Cornell Capital Partners	$600,000.00	12/23/2005	12/23/2010	Warrant to purchase 600,000 shares of the Company's common stock, at $0.2878 per share.
10. Trenwith Securities Inc.	$25,000.00	12/27/2005	12/23/2009	Warrant to purchase 86,866 shares of the Company's common stock, at $0.2878 per share.

Options

In December 2001, the Company adopted the 2001 Option Plan whereby the Board of Directors can issue both incentive stock options and nonqualified options to directors, employees, and consultants as an incentive of them to continue in the employ and service of the Company.  Under the 2001 Option Plan, 200,000 shares of the Company's stock were reserved for options to be issued, at a price fixed by the plan administrator.  The 2001 Option Plan was terminated in March 2006 when the Company adopted the 2006 Option Plan whereby the Board of Directors can issue both incentive stock options and nonqualified options to directors, employees, and consultants as an incentive of them to continue in the employ and service of the Company.  Under the 2006 Option Plan, five million (5,000,000) shares of the Company’s common stock are reserved for options to be issued, at a price fixed by the plan administrator.  As of June 5, 2006, there are 1,480,000 options outstanding at an average exercise price of $0.21.  The 76,000 options outstanding under the 2001 Option Plan were converted to 760,000 options under the 2006 Stock Compensation Plan and are included in the 1,480,000 total.

Transfer Agent

Our transfer agent is Worldwide Stock Transfer, LLC. Its address is 885 Queen Anne Road, Teaneck, NJ, 07666 and its telephone number is (201) 357-4809.

Reports To Shareholders

We intend to furnish our shareholders with annual reports which will describe the nature and scope of our business and operations for the prior year and will contain a copy of the Company’s audited financial statements for its most recent fiscal year.

Limitation Of Liability: Indemnification

The Company’s Articles of Incorporation limits the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as under Nevada law, or (iv) any transaction from which the director derived an improper personal benefit.

The Company’s Bylaws provide that the Company shall indemnify its officers, directors, employees and other agents to the maximum extent permitted by Nevada law. The Company’s Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

The Company believes that the provisions in its Articles of Incorporation and its Bylaws are necessary to attract and retain qualified persons as officers and directors.
Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of Sensor System pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Anti-Takeover Effects of Provisions of The Articles of Incorporation

The Company’s Certificate of Incorporation and Bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include limitations on stockholder action initiated by Interested Stockholders, a prohibition on the call of special meetings of stockholders by persons other than the Board of Directors, and a requirement of advance notice for the submission of stockholder proposals or director nominees.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal year ended December 31, 2005 and December 31, 2004 has been audited by Weinberg & Company, P.A. The reports of Weinberg & Company, P.A. are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing. The report of Weinberg & Company, P.A. contained elsewhere in this prospectus contain an explanatory paragraph regarding its ability to continue as a going concern.

VALIDITY OF SECURITIES

The validity of the shares offered herein will be opined on for us by Burton, Bartlett & Glogovac, which has acted as our outside legal counsel in relation to certain, restricted tasks.

INTERESTS OF NAMED EXPERT AND COUNSEL
LEGAL MATTERS

The validity of the shares of common stock offered hereby as to their being fully paid, legally issued and non-assessable will be passed upon for us by Burton, Bartlett & Glogovac, Reno, Nevada. Burton, Bartlett & Glogovac does not have any interests in Sensor System and has never been employed by Sensor System on a contingent basis.

The audited consolidated financial statements of the Company for the year ended December 31, 2005 and December 31, 2004 has been audited by Weinberg & Company, P.A. and Weinberg & Company, P.A. does not have any interests in Sensor System and have never been employed by Sensor System on a contingent basis.

HOW TO GET MORE INFORMATION

We have filed with the Commission a registration statement on Form SB-2 under the 1933 Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

F-i

SENSOR SYSTEM SOLUTIONS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2006 (Unaudited)
and December 31, 2005

	March 31, 2006	December 31, 2005
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$38,038	$172,732
Accounts receivable	416,851	230,440
Inventory	254,127	302,171
Prepaids and other current assets	9,900	46,634
Total current assets	718,916	751,977
Property and equipment, net	151,167	233,862
Other assets	104,112	104,112
Total assets	$974,195	$1,089,951

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,331,136	$1,313,134
Notes payable	1,228,564	1,060,171
Notes payable, related parties	376,025	368,565
Current portion of capital lease obligations	9,163	8,877
Current portion of deferred rent concession	6,000	6,000
Total current liabilities	2,950,888	2,756,747

LONG-TERM LIABILITIES
Non-current portion of notes payable	26,656	--
Capital lease obligations, net of current portion	22,921	25,322
Deferred rent concession, net of current portion	2,272	3,772
	51,849	29,094
Commitments and contingencies

STOCKHOLDERS’ DEFICIENCY
Preferred stock, $.001 par value, 20,000,000 shares authorized, none outstanding	--	--
Common stock, $.001 par value, 180,000,000 shares authorized,
76,244,112 and 61,705,019 shares issued and outstanding	76,244	61,705
Common stock to be issued (71,875 and 14,479,093 shares)	20,594	550,000
Additional paid-in capital	16,135,735	15,456,834
Deferred compensation	--	(26,598)
Accumulated deficit	(18,261,115)	(17,737,831)
Total stockholders’ deficiency	(2,028,542)	(1,695,890)
Total liabilities and stockholders’ deficiency	$974,195	$1,089,951

See accompanying notes to condensed consolidated financial statements.

SENSOR SYSTEM SOLUTIONS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended March 31, 2006 and 2005 (Unaudited)

	2006	2005

Sales, net	$530,098	$205,015

Cost of goods sold	332,993	147,274

Gross profit	197,105	57,741

Operating expenses	544,817	330,555

Amortization of discount on notes payable	132,448	155,121

Stock-based compensation costs	60,029	--

Total operating expenses	737,294	485,676

Gain on sale of equipment to related party	16,905	--

Net loss	$(523,284)	$(427,935)

Loss per common share, basic and diluted	$(.01)	$(.01)

Weighted average shares outstanding, basic and diluted	66,228,292	59,279,241

See accompanying notes to condensed consolidated financial statements.

SENSOR SYSTEM SOLUTIONS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY
For the three months ended March 31, 2006 (Unaudited)

	Common Stock		Common Stock to be Issued
	Shares	Amount	Shares	Amount	Additional Paid-In capital	Deferred Compensation	Accumulated Deficit	Total

Balance January 1, 2006	61,705,019	$61,705	14,479,093	$550,000	$15,456,834	$(26,598)	$(17,737,831)	$(1,695,890)

Cancellation of stock options	--	--	--	--	(26,598)	26,598	--	--

Stock option expense	--	--	--	--	22,635	--	--	22,635

Compensatory stock issued	60,000	60	--	--	16,740	--	--	16,800

Warrants issued with notes payable	--	--	--	--	130,603	--	--	130,603

Common stock issued for exercise of warrants	14,479,093	14,479	(14,479,093)	(550,000)	535,521	--	--	--

Compensatory stock to be issued	--	--	71,875	20,594	--	--	--	20,594

Net loss	--	--	--	--	--	--	(523,284)	(523,284)

Balance March 31, 2006	76,244,112	$76,244	71,875	$20,594	$16,135,735	$--	$(18,261,115)	$(2,028,542)

See accompanying notes to condensed consolidated financial statements.

SENSOR SYSTEM SOLUTIONS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For three months ended March 31, 2006 and 2005 (Unaudited)

	2006	2005

Cash flows from operating activities:
Net loss	$(523,284)	$(427,935)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation costs	60,029	--
Depreciation and amortization	20,400	25,916
Amortization of discount on notes payable	132,448	155,121
Amortization of deferred compensation	--	11,942
Gain on sale of property and equipment	(16,905)	--
Changes in operating assets and liabilities:
Accounts receivable	(186,411)	(30,535)
Inventory	48,044	7,923
Prepaids and other current assets	36,734	19,680
Deferred rent	(1,500)	(1,500)
Accounts payable and accrued expenses	22,002	21,852
Net Cash Used In Operating Activities	(408,443)	(217,536)

Cash flows from investing activities:
Proceeds from sale of property and equipment	79,200	--

Cash flows from financing activities:
Proceeds from notes payable	400,000	250,000
Principal payments on notes payable	(203,336)	--
Principal payments on capital leases	(2,115)	(1,863)
Net Cash Provided By Financing Activities	194,549	248,137

Net (decrease) increase in cash and cash equivalents	(134,694)	30,601

Cash and cash equivalents, beginning of period	172,732	17,115

Cash and cash equivalents, end of period	$38,038	$47,716

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$6,762	$5,179
Taxes	$--	$800

Non-cash investing and financing activities:
Cancellations and forfeitures of stock options	$26,598	$99,000
Accrued interest added to notes payable principal	4,000	51,013
Discount related to warrants and convertible notes	130,603	160,714
Exercise of warrants for debt outstanding	--	262,500
Conversion of notes payable	--	316,012

See accompanying notes to condensed consolidated financial statements.

SENSOR SYSTEMS SOLUTIONS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED MARCH 31, 2006 AND 2005 (UNAUDITED)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial information included herein is unaudited. The interim consolidated financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, considered necessary for a fair presentation of the Company’s consolidated financial position and results of operations for the periods presented. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes presented in the Company’s Form 10-KSB for the year ended December 31, 2005. Interim operating results are not necessarily indicative of operating results expected for the entire year.

Description of business

The Company is a manufacturer and assembler of sensors and micro systems, and its products include thin film sensors, thin film pressure sensors and micro-machined pressure sensors, and micro systems that may include sensors, signal conditioning circuits, LCD display, computer interface and molded housing specifically designed to the customers needs.

Going concern

The Company incurred a net loss of $523,284 and a negative cash flow from operations of $408,443 for three months ended March 31, 2006, and had a working capital deficiency of $2,231,972 and a stockholders’ deficiency of $2,028,542 at March 31, 2006. These matters raise substantial doubt about its ability to continue as a going concern. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. Management believes that actions are presently being taken to revise the Company’s operating and financial requirements in order to improve the Company’s financial position and operating results. However, given the levels of its cash resources and working capital deficiency at March 31, 2006, management believes cash to be generated by operations will not be sufficient to meet anticipated cash requirements for operations, working capital, and capital expenditures during 2006.

Principles of consolidation

The consolidated financial statements for the three months ended March 31, 2006 and 2005 include the accounts and operations of Sensor Systems Solutions Inc. and its wholly-owned subsidiary. Intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of credit risk

Financial instruments that are exposed to concentrations of credit risk consist principally of cash and accounts receivable. The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may have exceeded federally insured levels at various times during the year. The Company has not experienced any losses in such accounts and believes it is not exposed to be any significant risk in cash.

The Company had two customers that accounted for 54% of sales and three customers that accounted for 59% of sales in the three months ended March 31, 2006 and 2005, respectively.

SENSOR SYSTEMS SOLUTIONS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED MARCH 31, 2006 AND 2005 (UNAUDITED)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-based compensation

The Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R), which revises SFAS No. 123 in the first quarter of 2006. SFAS 123R also supersedes APB No. 25 and amends SFAS No. 95, “Statement of Cash Flows”. In general, the accounting required by SFAS 123R is similar to that of SFAS No. 123. However, SFAS No. 123 gave companies a choice to either recognize the fair value of stock options in their income statements or disclose the pro forma income statement effect of the fair value of stock options in the notes to the financial statements. SFAS 123R eliminates that choice and requires the fair value of all share-based payments to employees, including the fair value of grants of employee stock options, be recognized in the income statement, generally over the option vesting period.

Had compensation cost for all stock option grants been determined based on their fair value at the grant dates in the preceding years, consistent with the method prescribed by SFAS 148 and SFAS 123, the Company’s net loss and loss per share would have been adjusted to the pro forma amounts indicated below:

Three Months Ended March 31, 2005

Net loss	$(427,935)
Add: Stock-based expense included in net loss	11,942
Deduct: Fair value based stock-based	(14,720)
Pro Forma net loss	$(430,713)
Basic and diluted earnings per share:
As reported	$(.01)

Pro forma under SFAS No. 123	$(.01)

Earnings (loss) per share

Basic earnings (loss) per common share (EPS) are based on the weighted average number of common shares outstanding during each period. Diluted earnings per common share are based on shares outstanding (computed as under basic EPS) and potentially dilutive common shares. As of March 31, 2006 and 2005, the Company had granted stock options for 1,480,000 and 96,500 shares of common stock, respectively, that are potentially dilutive common shares but are not included in the computation of loss per share because their effect would be anti-dilutive. As of March 31, 2006 and 2005, the Company had granted warrants for 9,477,021 and 8,190,155 shares of common stock, respectively, that are potentially dilutive common shares but are not included in the computation of loss per share because their effect would be anti-dilutive.

Recent Accounting Pronouncements

During the first quarter of 2006, the Company adopted Statement of Financial Accounting Standards No. 151, “Inventory Costs”. This Statement amends the guidance in ARB No. 43 Chapter 4 Inventory Pricing, to require items such as idle facility costs, excessive spoilage, double freight and rehandling costs to be expensed in the current period, regardless if they are abnormal amounts or not. The adoption of SFAS No. 151 did not have a material impact on our financial condition, results of operations, or cash flows.

SENSOR SYSTEMS SOLUTIONS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED MARCH 31, 2006 AND 2005 (UNAUDITED)

NOTE 2 INVENTORY

Inventory consists of the following at:

	March 31, 2006 (Unaudited)	December 31, 2005
Raw materials	$158,443	$204,748
Finished goods	95,684	97,423
	$254,127	$302,171

NOTE 3 NOTES PAYABLE

Notes payable consist of the following at March 31, 2006 and December 31, 2005:

	March 31, 2006 (Unaudited)	December 31, 2005
Two lines of credit, unsecured, interest payable monthly at 10.75% and 11.5% per annum, due on demand.	$92,983	$92,983

Note payable, unsecured, converted to three-year note in 2006 with monthly principal payments of $1,112 plus interest at 1% over prime (currently a total of 8.5%).	36,664	40,000

Note payable, unsecured, interest payable monthly at 10% per annum, payable as a percentage of any future private or public stock offerings.	90,000	90,000

Four notes payable, secured by all assets of the Company, interest at 8% per annum, payable at various maturities through May 31, 2006. One note for $200,000 was due February 21, 2006 and was converted into a note due August 21, 2006. Two notes for $64,800 and $32,400 were due on April 18, 2006 and April 20, 2006, respectively. The Company is currently negotiating an extension of these notes. The fourth note, for $49,707, is due May 31, 2006. At maturity, the notes are convertible at the holder’s option at a conversion price equal to 70% of the weighted average price of the common stock for the 30 trading days immediately preceding the conversion date. In addition, each note has warrants attached that, once the note is converted into stock, allow the holder to purchase stock at 85% of the weighted average price of the common stock for the 30 trading days immediately preceding the conversion date. The aggregate intrinsic value of the beneficial conversion feature of these notes and warrants, valued at $329,679, has been recorded as loan discount costs and is being amortized over the life of the respective note as additional interest cost.
	346,907	346,907

Note payable, secured by all assets of the Company, interest at 10% per annum, payable on December 23, 2006. The note is convertible, with some limitations, at the holder’s option at a conversion price equal to the lesser of $0.35 or 90% of the lowest volume weighted average price of the common stock for the 15 trading days immediately preceding the conversion date. In addition, the note has detachable warrants that allow the holder to buy 600,000 shares of common stock at $0.2878 per share and another 600,000 shares at $0.35 per share.	800,000	800,000

SENSOR SYSTEMS SOLUTIONS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED MARCH 31, 2006 AND 2005 (UNAUDITED)

NOTE 3 NOTES PAYABLE (continued)

	March 31, 2006 (Unaudited)	December 31, 2005
Note payable, secured by all assets of the Company, interest at 10% per annum, payable on February 14, 2007. The note is convertible, with some limitations, at the holder’s option at a conversion price equal to the lesser of $0.35 or 90% of the lowest volume weighted average price of the common stock for the 15 trading days immediately preceding the conversion date.	200,000	--

Less, remaining debt discount	(311,334)	(309,719)
	1,255,220	1,060,171
Less, non-current portion of notes	(26,656)	--
	1,228,564	$1,060,171

NOTE 4 NOTES PAYABLE, RELATED PARTIES

Notes payable to related parties consist of the following at March 31, 2006 and December 31, 2005:

March 31, 2006 (Unaudited)	December 31, 2005
Note payable to the sister of the Company’s Chief Executive Officer, secured by all assets of the Company, interest at 14.25% per annum, due December 31, 2004. The note payable was originally issued by Advanced Custom Sensors, Inc. (ACSI), which merged with the company in 2004. In connection with the note payable, ACSI issued warrants expiring September 17, 2008, to purchase 190,665 shares of ACSI’s common stock at $.50 per share (The ACSI warrant is convertible into 5,372,940 shares of the Company’s stock). The Intrinsic value of the warrant ($190,665) has been recorded as loan discount costs and is being amortized over the life of the note as additional interest cost. The Company is currently negotiating an extension of this note.
$190,665	$190,665

SENSOR SYSTEMS SOLUTIONS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED MARCH 31, 2006 AND 2005 (UNAUDITED)

NOTE 4 NOTES PAYABLE, RELATED PARTIES (continued)

Notes payable to related parties consist of the following at March 31, 2006 and December 31, 2005:

	March 31, 2006 (Unaudited)	December 31, 2005
Note payable to the sister of the Company’s Chief Executive Officer, secured by all assets of the Company, interest at 10.0% per annum, due March 15, 2005. The note payable was originally issued by ACSI in 2003, at which time ACSI issued a warrant expiring September 17, 2008, to purchase 100,000 shares of stock at $.50 per share (the ACSI warrant is convertible into 2,817,215 shares of the Company’s common stock). The intrinsic value of the original warrant ($100,000) was recorded as a loan discount cost, and was amortized over the life of the original note as additional interest cost. The original note was due September 16, 2004. On September 16, 2004, a new note was issued to replace the original note. At maturity, the new note is convertible at the holder’s option at a conversion price equal to 80% of the weighted average price of the common stock for the 30 trading days immediately preceding the conversion date. In addition, the note has warrants attached that, once the note is converted into stock, allow the holder to purchase stock at 85% of the weighted average price of the common stock for the 30 trading days immediately preceding the conversion date. The intrinsic value of the beneficial conversion feature of the note and warrants, valued at $48,125, has been recorded as loan discount costs and is being amortized over the life of the note as additional interest cost. The Company is currently negotiating an extension of this note.
	110,000	110,000

Note payable to an employee of the Company, secured by all assets of the Company, interest at 8.0% per annum, due May 31, 2006. At maturity, the note is convertible at the holder’s option at a conversion price equal to 70% of the weighted average price of the common stock for the 30 trading days immediately preceding the conversion date. In addition, the note has warrants attached that, once the note is converted into stock, allow the holder to purchase stock at 85% of the weighted average price of the common stock for the 30 trading days immediately preceding the conversion date. The intrinsic value of the beneficial conversion feature of the note and warrants, valued at $13,886, has been recorded as loan discount costs and is being amortized over the life of the note as additional interest cost.
	21,600	21,600

Note payable to shareholder, secured by all assets of the Company, interest at 8.0% per annum at 8.0% per annum, due April 3, 2006. At maturity the note is convertible at the holder’s option at a conversion price equal to 70% of the weighted average price of the common stock for the 30 trading days immediately preceding the conversion date. In addition, the note has warrants attached that, once the note is converted into stock, allow the holder to purchase stock at 85% of the weighted average price of the common stock for the 30 trading days immediately preceding the conversion date. The intrinsic value of the beneficial conversion feature of the note and warrants, valued at $32,143, has been recorded as loan discount costs and is being amortized over the life of the note as additional interest cost. This note and accrued interest was converted into 342,000 shares of common stock at maturity.
	54,000	50,000

Less, remaining debt discount	(240)	(3,700)
	$376,025	$368,565

SENSOR SYSTEMS SOLUTIONS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED MARCH 31, 2006 AND 2005 (UNAUDITED)

NOTE 5 INVESTMENT IN AFFILIATED ENTITIES

Universal Sensors, Inc.

In April 2005, the Company, China Automotive Systems, Inc. (CAAS) and Shanghai Hongxi Investment Inc. (HX) formed Universal Sensors, Inc. (USI), a joint venture in the People’s Republic of China to develop, produce and market sensor and related electronic products. The ownership percentages of USI are 30%, 60% and 10% to the Company, CAAS and HX, respectively. CAAS and HX will contribute cash, land and building and the Company will contribute technology. As there was no cash contributed by the Company and the technology it will contribute is not recorded as an asset on the Company’s books, the Company’s investment in USI is recorded at zero. USI is in a start-up mode and had not begun operations as of March 31, 2006. USI has incurred cumulative losses at March 31, 2006 of approximately $347,000, including $115,000 for the three months then ended. The Company has not recorded any loss from USI since its investment is zero. The Company will not record any income in the future until such time as USI is cumulatively profitable. The Company has no liability for future cash payments to USI if necessary to fund its operations or pay its debts.

During the three months ended March 31, 2006, the Company sold some of its tooling equipment to USI. The equipment had an original cost and remaining book value of approximately $118,000 and $62,000, respectively. The Company recorded a gain on the sale of $16,905.

NOTE 6 STOCKHOLDERS’ EQUITY

On March 3, 2006, the Company issued 14,079,093 shares of Rule 144 stock to Future Front International Co. Ltd. (“FFI”) for a warrant exercise and loan conversion exercised by FFI in March 2005.

On March 3, 2006, the Company issued 30,000 shares of Rule 144 stock to Ann Jones and 30,000 shares of Rule 144 stock to Donna Dolan as compensation for their public relations services.

NOTE 7 SUBSEQUENT EVENTS

On May 1, 2006, the Company issued 342,000 shares of Rule 144 stock to Tung Ho Liu for a loan conversion exercised by Liu in April 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Sensor System Solutions, Inc.:

We have audited the accompanying consolidated balance sheet of Sensor System Solutions, Inc. and subsidiary as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders’ deficiency, and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sensor System Solutions, Inc. and subsidiary as of December 31, 2005, and the results of their operations and their cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated 2005 financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company incurred a net loss of $2,729,273 and a negative cash flow from operations of $928,809 for the year ended December 31, 2005, and had a working capital deficiency of $2,004,770 and a stockholders’ deficiency of $1,695,890 at December 31, 2005. These matters raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG & COMPANY, P.A.

Boca Raton, Florida
May 11, 2006

SENSOR SYSTEM SOLUTIONS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
As of December 31, 2005

ASSETS

CURRENT ASSETS
Cash	$172,732
Accounts receivable	230,440
Inventory	302,171
Prepaids and other current assets	46,634
Total current assets	751,977

Property and equipment, net	233,862

Other assets	104,112

Total assets	$1,089,951

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,313,134
Notes payable	1,060,171
Notes payable, related parties	368,565
Current portion of capital lease obligations	8,877
Current portion of deferred rent concession	6,000
Total current liabilities	2,756,747

LONG-TERM LIABILITIES
Capital lease obligations, net of current portion	25,322
Deferred rent concession, net of current portion	3,772
Total long-term liabilities	29,094

Commitments and contingencies

STOCKHOLDERS’ DEFICIENCY
Preferred stock, $.001 par value, 20,000,000 shares authorized, none outstanding	--
Common stock, $.001 par value, 180,000,000 shares authorized, 61,705,019 shares issued and outstanding	61,705
Common stock to be issued (14,479,093 shares)	550,000
Additional paid-in capital	15,456,834
Deferred compensation	(26,598)
Accumulated deficit	(17,737,831)
Total stockholders’ deficiency	(1,695,890)

Total liabilities and stockholders’ deficiency	$1,089,951

See accompanying notes to consolidated financial statements.

SENSOR SYSTEM SOLUTIONS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2005 and 2004

	2005	2004

Sales, net	$1,324,872	$661,340

Cost of goods sold	878,216	579,790

Gross profit	446,656	81,550

Operating expenses	1,869,896	1,292,072

Amortization of discount on notes payable	531,033	651,868

Stock-based compensation costs	775,000	1,800,000

Total operating expenses	3,175,929	3,743,940

Net loss	$(2,729,273)	$(3,662,390)

Loss per common share, basic and diluted	$(.05)	$(0.46)

Weighted average shares outstanding, basic and diluted	59,809,253	7,920,079

See accompanying notes to consolidated financial statements.

Sensor System Solutions, Inc.
Consolidated Statements of Changes in Stockholders' Deficiency
For the years ended December 31, 2005 and 2004

	Sensor Common stock		ACSI		Common stock to be issued
	Shares	Amount	Shares	Amount	Shares	Amount	Treasury stock	Additional paid-in capital	Deferred compensation	Accumulated deficit	Total

Balance January 1, 2004			2,584,895	$3,639,513			$(10,000)	$585,936	$(220,770)	$(4,146,168)	$(151,489)

Common stock of Sensor outstanding when
Advanced Custom Sensors, Inc was merged
into Sensor, Inc.	1,391,962	$1,392						(1,392)			0

Exchange of Advanced Custom Sensors, Inc.
common stock for Sensor, Inc. common stock	2,584,906	2,585	(2,584,895)	(3,639,513)			10,000	3,626,928			0

Stock options issued to employees								19,800	(19,800)		0

Intrinsic value of common stock warrants
issued with notes payable								636,518			636,518

Amortization of deferred compensation									54,170		54,170

Stock to be issued for settlement of note payable					200,000	300,000					300,000

Compensatory stock to be issued					1,500,000	1,800,000					1,800,000

Stock dividend to be issued					6,000,000	7,200,000				(7,200,000)	0

Net loss										(3,662,390)	(3,662,390)
Balance December 31, 2004	3,976,868	3,977	--	--	7,700,000	9,300,000	--	4,867,790	(186,400)	(15,008,558)	(1,023,191)

Forfeiture of stock options								(122,100)	122,100		0

Compensatory stock issued	1,500,000	1,500			(1,500,000)	(1,800,000)		1,798,500			0

Stock dividend issued	6,000,000	6,000			(6,000,000)	(7,200,000)		7,194,000			0

Warrants exercised by shareholders from merger	47,802,373	47,802						(47,802)			0

Amortization of deferred compensation									37,702		37,702

Stock to be issued for settlement of note payable					14,479,093	550,000					550,000

Stock issued for settlement of notes payable
and exercise of warrants	925,778	926			(200,000)	(300,000)		327,586			28,512

Warrants issued with notes payable								665,360			665,360

Warrants issued as compensation								10,000			10,000

Stock issued as compensation for a Standby
Equity Distribution Agreement	1,500,000	1,500						763,500			765,000

Net loss										(2,729,273)	(2,729,273)
Balance December 31, 2005	61,705,019	$61,705	--	$--	14,479,093	$550,000	$--	$15,456,834	$(26,598)	$(17,737,831)	$(1,695,890)

See accompanying notes to consolidated financial statements.

SENSOR SYSTEM SOLUTIONS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2005 and 2004

	2005	2004

Cash flows from operating activities:
Net loss	$(2,729,273)	$(3,662,390)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation costs	775,000	1,800,000
Costs related to settlement of note payable	--	140,000
Depreciation and amortization	93,355	109,954
Amortization of discount on notes payable	531,033	651,868
Amortization of deferred compensation	37,702	54,170
Changes in operating assets and liabilities:
Accounts receivable	(129,910)	(32,992)
Inventory	(81,726)	(20,913)
Prepaids and other current assets	(22,082)	(20,445)
Accounts payable and accrued expenses	653,091	370,685
Other assets	(50,000)	--
Deferred rent (amortization) concession	(5,999)	15,770
Net cash used in operating activities	(928,809)	(594,293)

Cash flows from investing activities:
Purchase of property and equipment	(6,500)	(3,957)

Cash flows from financing activities:
Proceeds from notes payable	1,648,745	590,000
Principal payments on notes payable	(600,000)	--
Proceeds from notes payable, related parties	50,000	20,000
Principal payments on capital leases	(7,819)	(5,347)
Net cash provided by financing activities	1,090,926	604,653

Net increase in cash and cash equivalents	155,617	6,403
Cash and cash equivalents, beginning of the year	17,115	10,712
Cash and cash equivalents, end of the year	$172,732	$17,115

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$50,637	$14,458
Taxes	$800	$800

Non-cash investing and financing activities:
Acquisition of equipment through capital lease obligations	$--	$47,365
(Cancellation) issuance of stock options	(122,100)	19,800
Accrued interest added to notes payable principal	60,774	12,500
Discount related to warrants and convertible notes	665,360	636,518
Common stock issued and to be issued in settlement of note payable	578,512	160,000
Stock dividend	--	7,200,000

See accompanying notes to consolidated financial statements.

SENSOR SYSTEM SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES DESCRIPTION OF BUSINESS

Sensor System Solutions, Inc. (the “Company”) is a manufacturer and assembler of sensors and micro systems, and its products include thin film sensors, thin film pressure sensors and micro machined pressure sensors, and micro systems that may include sensors, signal conditioning circuits, LCD display, computer interface and molded housing specifically designed to the customers needs. The Company was incorporated in Nevada in April 1982 under the name The Enchanted Village, Inc.

Merger

On May 24, 2004, Sensor System Solutions (formerly known as Spectre Industries, Inc.,) a Nevada corporation, entered into an agreement and plan of merger (the Merger) with Advanced Custom Sensors, Inc. (ACSI). Sensor issued 2,584,906 shares of its common stock and warrants (the Merger Warrants) to purchase up to 47,802,373 shares of its common stock to the shareholders of ACSI in exchange for all the issued and outstanding shares of ACSI. The transaction was accounted for as a recapitalization with ACSI deemed to be the accounting acquirer and Spectre the legal acquirer. All financial information included in these financial statements prior to the Merger is that of ACSI, as if ACSI had been the registrant. The financial information since the Merger is that of ACSI and Sensor consolidated.

All references to “Sensor”, “Spectre” and “ACSI”, mean Spectre or ACSI separately prior to the Merger and Sensor (the Company) after the Merger.

The Company agreed that it would “spin-off” certain assets and liabilities included in Spectre in connection with the Merger on May 24, 2004. These assets and liabilities were transferred to Spectre Holdings, Inc. (Spectre Holdings), a wholly-owned subsidiary of the Company. On December 15, 2004, in consideration for making and guaranteeing certain representations, warranties and obligations in connection with the Agreement and Plan of Merger dated March 13, 2004 by and between the Company and ACSI, the Company transferred 20,878,081 shares of common stock, which are all of the issued and outstanding shares of Spectre Holdings to Ian Grant, a Director of the Company and shareholder in Spectre. As the Company never had direct or indirect control of those assets and liabilities, Spectre Holdings was not considered owned at the date of the Merger.

Going concern

The Company incurred a net loss of $2,729,273 and a negative cash flow from operations of $928,809 for the year ended December 31, 2005, and had a working capital deficiency of $2,004,770 and a stockholders’ deficiency of $1,695,890 at December 31, 2005. These matters raise substantial doubt about its ability to continue as a going concern. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. Management believes that actions are presently being taken to revise the Company’s operating and financial requirements in order to improve the Company’s financial position and operating results. However, given the levels of its cash resources and working capital deficiency at December 31, 2005, management believes cash to be generated by operations will not be sufficient to meet anticipated cash requirements for operations, working capital and capital expenditures during 2006. The Company completed a merger and recapitalization on May 20, 2004, with Spectre Industries, Inc., a public company, to gain access to the United States and European capital markets, but there can be no assurances that the Company will ultimately be successful in this regard. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Principles of consolidation

The 2005 and 2004 consolidated financial statements include the accounts and operations of Sensor System Solutions Inc. and its wholly-owned subsidiary. Intercompany accounts and transactions have been eliminated in consolidation.

SENSOR SYSTEM SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES DESCRIPTION OF BUSINESS (continued)

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts receivable

The Company performs ongoing credit evaluations of its customers and generally does not require collateral. An appropriate allowance for doubtful accounts is included in accounts receivable.

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for additions, renewals and improvements are capitalized. Costs of repairs and maintenance are expensed when incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the shorter of the lease term or the asset’s useful life.

Impairment of long-lived assets

Property and equipment and other long-lived assets are evaluated for impairment whenever events or conditions indicate that the carrying value of an asset may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets. Such analyses necessarily involve significant judgment. There were no impairment losses recorded in 2005 or 2004.

Note payable debt discount cost

The Company has issued warrants to investors and related parties in conjunction with notes payable. The discounts allocated to the warrants are being treated as additional consideration for notes payable and are being amortized over the life of the note as additional interest cost using the straight-line method.

Revenue recognition

The Company recognizes revenue when risk of loss and title to the product is transferred to the customer, which occurs at shipment.

Income taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized and measured using enacted tax rates at the balance sheet date. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities. Valuation allowances are established when necessary to reduce net deferred taxes to amounts that are more likely than not to be realized.

SENSOR SYSTEM SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES DESCRIPTION OF BUSINESS (continued)

Stock - based compensation

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosures” as well as those outlined in SFAS No. 123, “Accounting for Stock-Based Compensation”. As permitted by SFAS 148 and SFAS 123, the Company continues to apply the provisions of Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock issued to Employees” and related interpretations in accounting for the Company’s stock option plan. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated fair value of the Company’s stock at the date of the grant, over the amount an employee must pay to acquire the stock. Stock based awards for non-employees are accounted for at fair value equal to the excess of the estimated fair value of the Company’s stock over the option price using an estimated interest rate to calculate the fair value of the option. There were no stock based awards to non-employees in 2005 or 2004.

Had compensation cost for all stock option grants been determined based on their fair value at the grant dates, consistent with the method prescribed by SFAS 148 and SFAS 123, our net loss and loss per share would have been adjusted to the pro forma amounts indicated below:

	Year ended December 31,
	2005	2004
Net loss	$(2,729,273)	$(3,662,390)
Add:Stock based compensation costs included in net loss	37,702	54,170
Stock-based compensation costs	(52,160)	(58,880)
Pro forma net loss	$(2,743,731)	$(3,667,100)
Basic and diluted earnings per share:
As reported	$(0.05)	$(0.46)
Pro forma under SFAS No. 123	$(0.05)	$(0.46)
Earnings (loss) per share

Basic earnings (loss) per common share (EPS) are based on the weighted average number of common shares outstanding during each period (see Note 9). Diluted earnings per common share are based on shares outstanding (computed as under basic EPS) and potentially dilutive common shares. As of December 31, 2005 and 2004, the Company had granted stock options for 76,000 and 96,500 shares of common stock, respectively, that are potentially dilutive common shares but are not included in the computation of loss per share because their effect would be anti-dilutive.

Comprehensive income (loss)

The Company has no items of other comprehensive income (loss) for the years ended December 31, 2005 and 2004.

Fair value of financial instruments

The Company believes that the carrying value of its cash, accounts receivable, accounts payable, accrued liabilities, notes payable and notes payable to related parties as of December 31, 2005 approximates their respective fair values due to the demand or short-term nature of those instruments. The carrying value of long-term obligations approximates the fair value based on the effective interest rates compared to current market rates.

SENSOR SYSTEM SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES DESCRIPTION OF BUSINESS (continued)

Concentration of credit risk

Financial instruments that are exposed to concentrations of credit risk consist principally of cash and accounts receivable. The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may have exceeded federally insured levels at various times during the year. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk in cash.

The Company had two customers that accounted for 45% of sales and four customers that accounted for 29% of sales in the years ended December 31, 2005 and 2004, respectively. Approximately 90% of the Company’s sales in the years ended December 31, 2005 and 2004 were to customers in North America.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation.

Recent accounting pronouncements

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, “Inventory Costs”. This Statement amends the guidance in ARB No. 43 Chapter 4 Inventory Pricing, to require items such as idle facility costs, excessive spoilage, double freight and rehandling costs to be expensed in the current period, regardless if they are abnormal amounts or not. This Statement will become effective for us in the first quarter of 2006. The adoption of SFAS No. 151 is not expected to have a material impact on the Company’s consolidated financial statement.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 123 (R), “Share-Based Payment” (“SFAS 123(R)”). SFAS No. 123 (R) revises SFAS 123, “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123 (R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123 (R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions).SFAS 123 (R) is effective as of the first interim or annual reporting period of the first fiscal year that begins after June 15, 2005 for small business issuers. Accordingly, the Company will adopt SFAS 123 (R) in its quarter ending March 31, 2006.

As permitted by SFAS 123, the Company currently accounts for share-based payments to employees using APB 25’s intrinsic value method. Accordingly, adoption of SFAS 123R’s fair value method will have an effect on results of operations, although it will have no impact on overall financial position. The impact of adoption of SFAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had SFAS 123R been adopted in prior periods, the effect would have approximated the SFAS 123 pro forma net loss and loss per share disclosures as shown above. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as currently required, thereby reducing net operating cash flows and increasing net financing cash flows in periods after adoption.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” This Statement replaces APB No. 20, “Accounting Changes” and FASB No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement includes specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The adoption of SFAS No. 154 did not have an impact on the Company’s consolidated financial statements.

SENSOR SYSTEM SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 2 INVENTORY

Inventory consists of the following as of December 31, 2005:

Raw materials	$204,748
Finished goods	97,423
$302,171

NOTE 3 PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31, 2005:

Machinery and equipment	$593,312
Office equipment	2,636
Furniture and fixtures	17,398
Equipment under capital leases	47,365
Leasehold improvements	143,637
804,348
Less, accumulated depreciation and amortization	(570,486)
$233,862

Depreciation and amortization expense of $93,355 and $109,954 is reflected in Operating Costs in the accompanying Consolidated Statements of Operations for the years ended December 31, 2005 and 2004, respectively.

As of December 31, 2005 the Company maintained tooling assets with a net book value of approximately $90,000 at its main supplier located in Taiwan. During the first quarter of 2006, these tooling assets were sold for approximately $88,000 to Universal Sensors, Inc., a joint venture in which the Company owns 30% (see Note 4).

NOTE 4 INVESTMENT IN AFFILIATED ENTITIES Universal Sensors, Inc.

In April 2005, the Company, China Automotive Systems, Inc. (CAAS) and Shanghai Hongxi Investment Inc. (HX) formed Universal Sensors, Inc. (USI), a joint venture in the People’s Republic of China to develop, produce and market sensor and related electronic products. The ownership percentages of USI are 30%, 60% and 10% to the Company, CAAS and HX, respectively. CAAS and HX will contribute cash, land and building and the Company will contribute technology. As there was no cash contributed by the Company and the technology it contributed is not recorded as an asset on the Company’s books, the Company’s investment in USI is recorded at zero. USI is in a start-up mode and had not begun operations as of December 31, 2005. USI has incurred cumulative losses at December 31, 2005 of approximately $232,000. The Company has not recorded any loss from USI since its investment is zero. The Company will not record any income in the future until such time as USI is cumulatively profitable. During 2005, the Company had sales of approximately $93,000 to USI.

SENSOR SYSTEM SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

TransOptix, Inc.

The Company had an investment in TransOptix, Inc. (TransOptix), that, when combined with the Company’s Chief Executive Officer’s ownership interest in TransOptix, resulted in the Company accounting for its investment in TransOptix under the equity method of accounting. The Company discontinued applying the equity method in 2002 when its share of losses of TransOptix exceeded its investment in TransOptix. There were no transactions between the Company and TransOptix in 2005 and 2004 and the Company did not record any income or loss from TransOptix in 2005 or 2004. The Company and TransOptix shared the same office and facility lease. TransOptix declared bankruptcy in August 2005 and the Company took over TransOptix’s share of the facility lease (see Note 11).

NOTE 5 NOTES PAYABLE

Notes payable consist of the following at December 31, 2005:

Two lines of credit, unsecured, interest payable monthly at 10.25% and 11.5% per annum, due on demand.	$92,983

Note payable, unsecured, interest payable monthly at Prime + 3% per annum (prime rate at December 31, 2005 was 7.25%), due on demand.	40,000

Note payable, unsecured, interest payable monthly at 10% per annum, payable as a percentage of any future private or public stock offerings.	90,000

Four notes payable, secured by all assets of the Company, interest at 8% per annum, payable at various maturities through May 31, 2006. One note for $200,000 was due February 21, 2006 and was converted into a note due August 21, 2006. Two notes for $64,800 and $32,400 were due on April 18, 2006 and April 20, 2006, respectively. The Company is currently negotiating an extension of these notes. The fourth note, for $49,707, is due May 31, 2006. At maturity, the notes are convertible at the holder’s option at a conversion price equal to 70% of the weighted average price of the common stock for the 30 trading days immediately preceding the conversion date. In addition, each note has warrants attached that, once the note is converted into stock, allow the holder to purchase stock at 85% of the weighted average price of the common stock for the 30 trading days immediately preceding the conversion date. Two of these notes were originally scheduled to mature in the fourth quarter of 2005. The notes and the accrued interest were rolled over into the new notes. The intrinsic value of the beneficial conversion feature of the notes and warrants, valued at $223,012, has been recorded as loan discount costs and is being amortized over the life of the respective notes as additional interest cost.
346,907

Note payable, secured by all assets of the Company, interest at 10% per annum, payable on December 23, 2006. The note is convertible, with some limitations, at the holder’s option at a conversion price equal to the lesser of $0.35 or 90% of the lowest volume weighted average price of the common stock for the 15 trading days immediately preceding the conversion date. In addition, the note has detachable warrants that allow the holder to buy 600,000 shares of common stock at $0.2878 per share and another 600,000 shares at $0.35 per share.	800,000

Less, remaining debt discount	(309,719)
$1,060,171

SENSOR SYSTEM SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 6 NOTES PAYABLE, RELATED PARTIES

Notes payable to related parties consist of the following at December 31, 2005:

Note payable to the sister of the Company’s Chief Executive Officer, secured by all assets of the Company, interest at 14.25% per annum, due December 31, 2004. The note payable was originally issued by ACSI, which merged with the company in 2004. In connection with the note payable, ACSI issued warrants expiring September 17, 2008, to purchase 190,665 shares of ACSI’s common stock at $.50 per share (the ACSI warrant is convertible into 5,372,940 shares of the Company’s stock). The intrinsic value of the warrants ($190,665) was recorded as loan discount costs and was amortized over the life of the original note as additional interest cost. The Company is currently negotiating an extension of this note.
$190,665

Note payable to the sister of the Company’s Chief Executive Officer, secured by all assets of the Company, interest at 10.0% per annum, due March 15, 2005. The note payable was originally issued by ACSI in 2003, at which time ACSI issued a warrant expiring September 17, 2008, to purchase 100,000 shares of stock at $.50 per share (the ACSI warrant is convertible into 2,817,215 shares of the Company’s common stock. The intrinsic value of the original warrant ($100,000) was recorded as loan discount costs and was amortized over the life of the original note as additional interest cost. The original note was due September 16, 2004. On September 16, 2004, a new note was issued to replace the original note. At maturity, the new note is convertible at the holder’s option at a conversion price equal to 80% of the weighted average price of the common stock for the 30 trading days immediately preceding the conversion date. In addition, the note has warrants attached that, once the note is converted into stock, allow the holder to purchase stock at 85% of the weighted average price of the common stock for the 30 trading days immediately preceding the conversion date. The intrinsic value of the beneficial conversion feature of the note and warrants, valued at $48,125, has been recorded as loan discount costs and is being amortized over the life of the note as additional interest cost. The Company is currently negotiating an extension of this note.
110,000

Note payable to an employee of the Company, secured by all assets of the Company, interest at 8.0% per annum, due May 31, 2006. At maturity, the note is convertible at the holder’s option at a conversion price equal to 70% of the weighted average price of the common stock for the 30 trading days immediately preceding the conversion date. In addition, the note has warrants attached that, once the note is converted into stock, allow the holder to purchase stock at 85% of the weighted average price of the common stock for the 30 trading days immediately preceding the conversion date. The intrinsic value of the beneficial conversion feature of the note and warrants, valued at $13,886, has been recorded as loan discount costs and is being amortized over the life of the note as additional interest cost. This note was due November 12, 2005, and the principal and accrued interest were converted into a new note due May 31, 2006.
21,600

Note payable to shareholder, secured by all assets of the Company, interest at 8.0% per annum, due February 3, 2006. The principal and accrued interest ($4,000) were converted into a new note due April 3, 2006. That note was converted at maturity into 342,000 shares of the Company’s common stock at a conversion price equal to 70% of the weighted average price of the common stock for the 30 trading days immediately preceding the conversion date. In addition, the note has warrants attached that, once the note is converted into stock, allow the holder to purchase stock at 85% of the weighted average price of the common stock for the 30 trading days immediately preceding the conversion date. The intrinsic value of the beneficial conversion feature of the note and warrants, valued at $32,143, has been recorded as loan discount costs and is being amortized over the life of the note as additional interest cost.
50,000

Less, remaining debt discount	(3,700)
$368,565

SENSOR SYSTEM SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 7 CAPITAL LEASE OBLIGATIONS

The Company leases certain equipment under two capital leases with monthly payments of $360 and $701, respectively, including interest at 12.75% per annum. Future minimum annual rental payments for capitalized leases are as follows:

Years ending December 31,	Amount
2006	$12,732
2007	12,732
2008	12,732
2009	3,903
42,099
Amount representing interest	(7,900)
Present value of minimum lease payments	34,199
Less: current portion	(8,877)
Non-current portion	$25,322

NOTE 8 INCOME TAXES

There is no income tax provision due to continuing tax losses. Significant components of the Company’s deferred income tax assets at December 31, 2005 and 2004 are as follows:

	2005	2004
Deferred income tax asset:
Net operating loss carryforward	$2,090,000	$1,716,000
Valuation allowance	(2,090,000)	(1,716,000)
Net deferred income tax asset	$--	$--

Reconciliation of the effective income tax rate to the U.S. statutory rate is as follows:

	2005	2004
Tax expense at the U.S. statutory income tax rate	(34.0)%	(34.0)%
Increase in the valuation allowance	34.0	34.0
Effective income tax rate	--%	--%

Deferred taxes are recorded to give recognition to temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements. Deferred tax assets generally represent items that can be used as a tax deduction or credit in future years. Deferred tax liabilities generally represent items that we have taken a tax deduction for, but have not yet recorded in the Consolidated Statements of Operations.

Net operating loss carryforwards totaling approximately $4.7 million federal and $1.7 million state amounts at December 31, 2005 are being carried forward. The net operating loss carryforwards expire at various dates through 2025 for federal purposes and 2015 for state purposes. A full valuation allowance has been established due to the lack of earnings as support for recognition of the deferred tax assets recorded.

SENSOR SYSTEM SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 9 STOCKHOLDERS’ EQUITY

On October 6, 2005, the Company secured financing through, among others, a Standby Equity Distribution Agreement (SEDA) with Cornell Capital Partners, LP (Cornell) to support the continued development and growth of the Company. In connection with the SEDA the Company issued 1,471,429 shares of the Company’s common stock to Cornell Capital Partners and 28,571 shares of the Company’s common stock to Monitor Capital for fees. The fair value of the shares issued was determined to be $0.51 per share based on the OTC Bulletin Board (OTCBB) closing price for the Company’s stock on October 6, 2005, for a total fair value of $765,000. Also on October 6, 2005, the Company sold an aggregate of $600,000 of convertible debentures to Cornell Capital Partners and issued a warrant to Cornell Capital Partners to purchase 600,000 shares of the Company’s common stock, at $0.35 per share, expiring October 6, 2009.

On December 23, 2005, the Company and Cornell Capital Partners terminated the SEDA and related agreements. The Company recorded the fair value of the shares of common stock issued to Cornell Capital Partners in relation to the SEDA as stock-based compensation expense in the accompanying financial statements. Also on December 23, 2005, the Company agreed to sell an aggregate of $1,000,000 of convertible debentures to Cornell Capital Partners, of which $610,000 of the initial $800,000 proceeds was used to repay the convertible debentures issued to Cornell Capital Partners on October 6, 2005 plus accrued interest thereon of $10,000. On February 14, 2006, Cornell Capital Partners advanced an additional $200,000 on a convertible note payable to bring the total borrowing from Cornell Capital Partners to $1,000,000. Cornell Capital Partners is entitled, at its option, to convert and sell all or any part of the principal amount of the $1,000,000 convertible debentures, plus any and all accrued interest, into shares of the Company’s common stock at a price equal to the lesser of (i) $0.35 or (ii) 90% of the lowest volume weighted average price of the common stock, as defined, during the fifteen trading days immediately preceding the date of conversion as quoted by Bloomberg, LP. Also on December 23, 2005, the Company issued a warrant to Cornell Capital Partners to purchase 600,000 shares of the Company’s common stock, at $0.2878 per share, expiring December 23, 2010.

On October 19, 2005, the Company issued 725,778 shares of common stock to a lender for warrants exercised by the lender in March 2005.

On May 24, 2004 (the date of the Merger, see Note 1), the Company issued 2,584,905 shares of its common stock and warrants to purchase up to 47,802,373 shares of its common stock, to the shareholders of ACSI in exchange for all the issued and outstanding shares of ACSI. In January 2005, the warrants were exercised and the 47,802,373 shares of common stock were issued.

On December 4, 2004, the Company granted 7,500,000 shares of its common stock to five shareholders in Spectre, including two individuals who are also Directors of the Company, for providing services to the Company. 1,500,000 shares were treated as compensatory stock with a fair value $1.20 per share, representing the most recent OTCBB closing price prior to that date, for a total of $1,800,000 and was recognized as stock-based compensation expense in the accompanying financial statements. The remaining 6,000,000 shares were treated as a stock dividend. All share and per share amounts included herein have been restated to reflect the effects of the grant as if it had occurred at the date of the Merger. The 7,500,000 shares of common stock were issued in January 2005.

Effective June 8, 2004 the Board of Directors initiated a fifteen for one reverse split of the common stock. It also increased the authorized number of common stock shares from 100,000,000 to 180,000,000. All share and per share amounts included herein have been restated to reflect the effects of the split as if had occurred at the beginning of the period.

On September 3, 2004, the Company negotiated a settlement of an unsecured note payable for $250,000 that was due March 9, 2004. Terms of the settlement require the Company to pay $90,000 plus interest at 10% per annum, payable from future stock offerings. In addition, the Company agreed to issue 200,000 shares of common stock to the lender. The fair value of the shares to be issued was determined to be $1.50 per share based on the OTC Bulletin Board (OTCBB) closing price for the Company’s stock on September 3, 2004, for a total fair value of $300,000. The Company recorded the difference between the net carrying amount of the extinguished note ($250,000) and the settlement price ($390,000) as settlement costs on note payable of $140,000 as operating expenses in the accompanying financial statements. 200,000 shares of the Company’s common stock were issued to the lender on October 20, 2005.

SENSOR SYSTEM SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 10 STOCK OPTIONS AND WARRANTS

Stock Option Plan

The Company has a stock option plan, which provides for the granting of options to employees, independent representatives and directors of the Company. The Company is authorized to issue 200,000 shares of common stock. The exercise price is fixed by the plan administrator. The shares vest over 4 years upon the optionee’s completion of service. The options expire ten years from the date of grant.

For the year ended December 31, 2004, in accordance with APB No. 25, the intrinsic value of the 10,000 stock options granted under this plan was $19,800 and was recorded as deferred compensation and additional paid-in capital in the accompanying financial statements (and is being amortized over the vesting periods of the options). No options were granted in 2005. Amortization of the deferred compensation related to stock options totaled $37,702 and $54,170 in 2005 and 2004, respectively.

At December 31, 2005, options outstanding are as follows:

	Shares	Average Exercise Price
Balance at January 1, 2005	96,500	$.50
Granted	--
Exercised	--
Cancelled	(20,500)	.50
Balance at December 31, 2005	76,000	$.50

Additional information regarding options outstanding as of December 31, 2005 is as follows:

	Options outstanding			Options
Exercise price	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$0.50	76,000	0.5	$0.50	76,000	$0.50

Subsequent to year end, the board of directors approved a new stock option plan. The above options were converted to 10 options for the Company’s shares for each ACSI option outstanding and were repriced at the closing price of the Company’s shares on March 3, 2006.

Warrants

During 2004, in conjunction with the issuance of a note payable, the board of directors approved the issuance of warrants to purchase a total of 500,000 shares of ACSI’s common stock. The warrants were exercised in 2005 and upon conversion of the note payable into the Company’s stock, 14,479,093 shares of the Company’s common stock were recorded as common stock to be issued.

On May 24, 2004, as part of the merger between the Company and ACSI, the Company issued warrants to purchase up to 47,802,373 shares of its common stock. The warrants were exercised in 2005 at $.0001 per share.

During 2005, in conjunction with the issuance of a note payable, the board of directors approved the issuance of warrants to purchase a total of 1,286,866 shares of the Company’s common stock at prices between $0.2878 and $0.35 per share. The warrants expire between October 2009 and December 2010.

SENSOR SYSTEM SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 10 STOCK OPTIONS AND WARRANTS (continued)

At December 31, 2005, stock purchase warrants outstanding were as follows:

	Shares	Average Exercise Price
Balance at January 1, 2005	48,618,039	$.0080
Granted	1,286,866.3168
Exercised	(48,327,373)	.0055
Converted to the Company’s shares from ACSI shares	7,899,489.0177
Balance at December 31, 2005	9,477,021	$.0584

Additional information regarding stock purchase warrants outstanding as of December 31, 2005 is as follows:

	Warrants outstanding			Warrants exercisable
Exercise price	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$0.0177	8,190,155	2.7	$0.0177	8,190,155	$0.0177
$0.2878	686,866	4.9	$0.2878	686,866	$0.2878
$0.35	600,000	4.8	$0.35	600,000	$0.35

NOTE 11 COMMITMENT AND CONTINGENCIES

Operating Leases

The Company leases its office and facility through July 31, 2007 under a long-term operating lease agreement. Under terms of the lease, the Company pays the cost of repairs and maintenance. The office and warehouse facility was formerly shared with TransOptix, but since the bankruptcy of TransOptix the Company is liable for the entire lease obligation.

Future minimum lease commitments at December 31, 2005 are as follows:

Years ending December 31,	Amount
2006	$250,900
2007	151,095
$401,995

Rent expense for the years ended December 31, 2005 and 2004 was $185,924 and $122,907 respectively.

SENSOR SYSTEM SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 12 SUBSEQUENT EVENTS

In January 2006, a note payable for $40,000 was converted from an interest only, due on demand note into a three-year note with even principal payments due monthly plus interest.

On February 3, 2006, a note payable for $50,000 and accrued interest of $4,000 was converted into a new note for $54,000, due April 3, 2006 with interest payable at 8% per annum. The note was secured by all assets of the Company. At maturity, the note was converted into 342,000 shares of the Company’s common stock.

On February 14, 2006, Cornell Capital Partners advanced an additional $200,000 on a new convertible note payable in one year bringing the total borrowing from Cornell Capital Partners to $1,000,000.

On February 22, 2006, a note payable for $200,000 was issued to replace a note that matured on February 21, 2006. The note is secured by all assets of the Company, interest is payable at 8% per annum, and the note matures on August 21, 2006. At maturity, the note is convertible at the holder’s option at a conversion price equal to 75% of the average closing bid price of the Company’s common stock for the month of February 2006. In addition, the note has warrants attached that, once the note is converted into stock, allow the holder to purchase stock at 85% of the weighted average price of the common stock for the 30 trading days immediately preceding the date of notice of exercising.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Sensor System Solutions, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

■ except the common stock offered by this prospectus;

■ in any jurisdiction in which the offer or solicitation is not authorized;

■ in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

■ to any person to whom it is unlawful to make the offer or solicitation; or

■ to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

■ there have been no changes in the affairs of Sensor System Solutions, Inc. after the date of this prospectus; or

■ the information contained in this prospectus is correct after the date of this prospectus.
PROSPECTUS 20,636,866 Shares of Common Stock SENSOR SYSTEM SOLUTIONS, INC. June ___, 2006

Until _________, 2006, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Articles of Incorporation limits the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided under Nevada law, or (iv) any transaction from which the director derived an improper personal benefit.

The Company’s Bylaws provide that the Company shall indemnify its officers, directors, employees and other agents to the maximum extent permitted by Delaware law. The Company’s Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

The Company believes that the provisions in its Articles of Incorporation and its Bylaws are necessary to attract and retain qualified persons as officers and directors.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of Sensor System pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses incurred in connection with the issuance and distribution of the securities being registered. Sensor System will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$600.00
Printing and Engraving Expenses	$2,500.00
Accounting Fees and Expenses	$20,000.00
Legal Fees and Expenses	$50,000.00
Miscellaneous	$11,900.00

TOTAL	$85,000.00

ITEM 26. SALES OF UNREGISTERED SECURITIES

During the past three years the registrant has issued the following securities without registration under the 1933 Act:

2006

On May 1 2006, the Company issued 342,000 shares of common stock pursuant to Rule 144 to Tung Ho Liu for a loan conversion exercised by Liu in April 2006.

On March 3, 2006, the Company issued 14,479,093 shares of common stock pursuant to Rule 144 to Future Front International Co. Ltd (“FFI”). FFI purchased the right to the 14,479,093 shares of common stock from Sino-America, Inc. in March 2006. Sino-America, Inc. received the right to the 14,479,093 shares in March 2005 upon a loan conversion and exercise of a warrant.

On March 3, 2006, the Company issued 30,000 shares of common stock pursuant to Rule 144 to Ann Jones and 30,000 shares of common stock pursuant to Rule 144 to Donna Dolan as compensation for their public relations services.

On February 14, 2006, the Company issued a note payable to Cornell Capital Partners for $200,000, secured by all assets of the Company, interest at 10% per annum, payable on February 14, 2007. The note is convertible, with some limitations, at the holder’s option at a conversion price equal to the lesser of $0.35 or 90% of the lowest volume weighted average price of the common stock for the 15 trading days immediately preceding the conversion date.

On February 22, 2006, the Company issued a note payable to Jun Jye Huang for $200,000, secured by all assets of the Company, interest at 8% per annum, payable on August 21, 2006. The note is convertible at the holder’s option at a conversion price equal to the 75% of the average closing bid price of the common stock for the month of February 2006. The note has 3-year warrants attached that allow the holder, if he converts, to purchase an identical number of shares at 85% of the average bid price of the common stock for the 30 trading days preceding exercise.

2005

On December 23, 2005, the Company issued to Cornell Capital Partners secured convertible debentures in the principal amount of $1,000,000. The Convertible Debentures are secured by substantially all of the Company’s assets, have a one year term and accrue interest at 10% per annum. Cornell Capital Partners is entitled, at its option, to convert and sell all or any part of the principal amount of the Convertible Debentures, plus any and all accrued interest, into shares of Common Stock at a price equal to the lesser of (i) $0.35 and (ii) ninety percent (90%) of the lowest volume weighted average price of the Common Stock during the fifteen (15) trading days immediately preceding the date of conversion as quoted by Bloomberg, LP. Out of the total principal amount of $1,000,000, in December 2005, we received gross proceeds of $800,000, and the remaining $200,000, representing the second tranche of the gross proceeds, was funded in February 2006. In December 2005, we received $143,000 representing the net proceeds from the issuance of secured convertible debentures to Cornell Capital Partners under the Securities Purchase Agreement, dated December 23, 2005. The total net proceeds take into account estimated expenses in the amount of $47,000 and the payment of $610,000 to Cornell Capital Partners for the repayment of the secured convertible debentures issued to Cornell Capital Partners on October 6, 2005. In February 2006, we received the second tranche of the proceeds in the net amount of $164,037.19.

On October 6, 2005, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we could have, at our discretion, periodically sold to Cornell Capital Partners shares of common stock for a total purchase price of up to $15 million. Pursuant to the Standby Equity Distribution Agreement, Cornell Capital Partners was entitled to purchase shares of Sensor System’s common stock at a total discount equal to 10%. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners would have paid us 95% of or a 5% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital Partners would have retained 5% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 1,471,429 shares of common stock. On December 23, 2005, the Company entered into a Termination Agreement with Cornell Capital Partners, pursuant to which the Standby Equity Distribution Agreement, as well as the related Registration Rights Agreement and the Placement Agent Agreement, were terminated.

On October 6, 2005, we entered into a Securities Purchase Agreement pursuant to which we issued to Cornell Capital Partners convertible debentures in the aggregate principal amount of $600,000. The principal amount, plus accrued interest, was able to be convertible in whole or in part, at Cornell Capital Partners’ discretion, into our common stock at any time and from time to time before maturity at a fixed price of $0.245 per share, subject to certain limitations as provided therein. The convertible debentures had a term of a one-year, possess registration rights, accrued interest at a rate equal to 10% per year, and were secured by Sensor System’s assets. The Company repaid to Cornell Capital Partners a total amount of $610,000, representing principal amount and accrued interest, on December 23, 2005.

On October 19, 2005, the Company issued 200,000 shares of Rule 144 stock to Duke Capital as a compensation for its consulting service in the merger transaction between ACSI and Spectre Industries, Inc.

On October 19, 2005, the Company issued 725,778 shares of Rule 144 stock to Pei Jen Hsu for a warrant exercise and loan conversion exercised by Hsu in March 2005.

On February 10, 2005, the Company issued 3,000,000 shares of S-8 stock as compensation to ex-directors, Ian Grant and Matthew Markin.

On January 25, 2005, the Company issued 4,500,000 shares of Rule 144 stock to Quantum Economic Development, Inc., Frank Demille, Foxir Communications Inc, Ian Grant and Matthew Markin for their services in connection with the merger transaction pursuant to the merger agreement.

On January 25, 2005, the Company issued 47,802,373 shares of Rule 144 stock for the warrant exercise of ACSI shareholders per its merger agreement with Spectre Industries, Inc.

On May 24, 2004, the Company issued 2,584,906 shares of Rule 144 stock to the shareholders of ACSI Merger Agreement, dated March 13, 2004, between Spectre Industries, Inc., Spectre Merger Sub, Inc., Ian S. Grant and Advanced Custom Sensors, Inc.

On April 5, 2004, the Company issued 13,334 shares Olof Hildebrand.

On May 30, 2003, the Company issued 1,367 shares to Markus Hugelshofer.

On November 15, 2002, the Company issued 667 shares to Margrit Oppliger.

On September 24, 2002, the Company issues 67 shares to Andrew Yachnowitz.

On August 26, 2002, the Company issued 3,334 shares to Ken Grant.

ITEM 27. EXHIBITS

Exhibits Required By Item 601 of Regulation S-B

The exhibits listed below and designated as “provided herewith” (rather than incorporated by reference) follow the signature page to this Prospectus in sequential order.

DESIGNATION OF EXHIBIT AS SET FORTH IN ITEM 601 OF REGULATION S-B	DESCRIPTION	LOCATION

2.1	Merger Agreement, dated March 13, 2004, between Spectre Industries, Inc., Spectre Merger Sub, Inc., Ian S. Grant and Advanced Custom Sensors, Inc.	Incorporated by reference as Exhibit 2.1 to the Current Report on Form 8-K filed on June 9, 2004

3.1	Articles of Incorporation of Abercrombie, Inc., dated May 8, 1986	Incorporated by reference as Exhibit 3.1 to the current Form 10-SB filed on May 8, 2000

3.2	Amended Articles of Incorporation, dated June 1, 1995	Incorporated by reference as Exhibit 3.2 to the current Form 10-SB filed on May 8, 2000

3.3	Amended Articles of Incorporation of Spectra Motor Cars Inc., dated October 5, 1997	Incorporated by reference as Exhibit 3.3 to the current Form 10-SB filed on May 8, 2000

DESIGNATION OF EXHIBIT AS SET FORTH IN ITEM 601 OF REGULATION S-B	DESCRIPTION	LOCATION

3.4	Bylaws of Abercrombie, Inc., dated May 16, 1986	Incorporated by reference as Exhibit 3.4 to the current Form 10-SB filed on May 8, 2000

4.1	2006 Stock Option Plan	Provided herewith

4.2	Stock Option Agreement, dated January 1, 2006, by and between Sensor System Solutions, Inc. and Michael Young	Provided herewith

5.1	Legal Opinion of Burton, Bartlett & Glogovac re: legality	To be filed by amendment

10.1	Joint Venture Agreement, dated as April 12, 2005, among HX, a Chinese Company, Sensor System Solutions, Inc. and China Automotive Systems, Inc.	Incorporated by reference as Exhibit 10.21 to the Form SB-2 filed on February 14, 2006

10.2	Technology Transfer Contract, dated as January 28, 2005, among HX, a Chinese Company, Sensor System Solutions, Inc. and China Automotive Systems, Inc.	Provided herewith

10.3	Lease, by and among the Irvine Company and Advanced Customs, Inc. and Advanced Optical Mems, Inc.	Provided herewith

10.4	Engagement Agreement, dated August 10, 2005, by and between Sensor System Solutions and Trenwith Securities, LLC	Incorporated by reference as Exhibit 10.1 to the Current Report on Form 8-K filed on November 18, 2005

10.5	Warrant, dated as of December 27, 2005, issued by Sensor System Solutions, Inc. to Trenwith Securities, LP	Incorporated by reference as Exhibit 10.2 to the Current Report on Form 8-K filed on June 5, 2006

DESIGNATION OF EXHIBIT AS SET FORTH IN ITEM 601 OF REGULATION S-B	DESCRIPTION	LOCATION

10.6	Securities Purchase Agreement, dated as of October 6, 2005, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference as Exhibit 99.3 to the Current Report on Form 8-K filed on October 18, 2005

10.7	Irrevocable Transfer Agent Instructions dated as of October 6, 2005, by and between Sensor System Solutions, Inc. and Cornell Capital Partners, LP	Incorporated by reference as Exhibit 99.4 to the Current Report on Form 8-K filed on October 18, 2005

10.8	Escrow Agreement, dated as of October 6, 2005, by and among the Company, Cornell Capital Partners, LP and David Gonzalez, Esq., as escrow agent	Incorporated by reference as Exhibit 99.5 to the Current Report on Form 8-K filed on October 18, 2005

10.9	Security Agreement, dated as of October 6, 2005, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference as Exhibit 99.6 to the Current Report on Form 8-K filed on October 18, 2005

10.10	Insider Pledge and Escrow Agreement, dated as of October 6, 2005, by and among the Company, Cornell Capital Partners, LP and David Gonzalez, Esq., as escrow agent	Incorporated by reference as Exhibit 99.7 to the Current Report on Form 8-K filed on October 18, 2005

10.11	Irrevocable Transfer Agent Instructions, dated as of October 6, 2005, by and among the Company, David Gonzalez, Esq. and Worldwide Stock Transfer, LLC	Incorporated by reference as Exhibit 99.8 to the Current Report on Form 8-K filed on October 18, 2005

10.12	Secured Convertible Debenture, dated October 6, 2005, issued by Sensor System Solutions, Inc. to Cornell Capital Partners, LP	Incorporated by reference as Exhibit 99.10 to the Current Report on Form 8-K filed on October 18, 2005

DESIGNATION OF EXHIBIT AS SET FORTH IN ITEM 601 OF REGULATION S-B	DESCRIPTION	LOCATION

10.13
Sensor System Solutions, Inc. Placement Agent Agreement, dated as of October 6, 2005, by and among Sensor System Solutions, Inc., Cornell Capital Partners, LP and Monitor Capital, Inc., as placement agent
Incorporated by reference as Exhibit 10.2 to the Current Report on Form 8-K filed on November 18, 2005

10.14	Securities Purchase Agreement dated as of December 23, 2005, by and between Sensor System Solutions, Inc. and Cornell Capital Partners, LP	Incorporated by reference as Exhibit 10.1 to the Current Report on Form 8-K filed on January 4, 2006

10.15	Investor Registration Rights Agreement dated as of December 23, 2005 by and between Sensor System Solutions, Inc. and Cornell Capital Partners, LP	Incorporated by reference as Exhibit 10.2 to the Current Report on Form 8-K filed on January 4, 2006

10.16	Secured Convertible Debenture dated as of December 23, 2005, issued to Cornell Capital Partners, LP	Incorporated by reference as Exhibit 10.3 to the Current Report on Form 8-K filed on January 4, 2006

10.17	Security Agreement dated as of December 23, 2005, by and between Sensor System Solutions, Inc. and Cornell Capital Partners, LP	Incorporated by reference as Exhibit 10.4 to the Current Report on Form 8-K filed on January 4, 2006

10.18	Warrant dated as of December 23, 2005 issued to Cornell Capital Partners, LP	Incorporated by reference as Exhibit 10.5 to the Current Report on Form 8-K filed on January 4, 2006

10.19	Insider Pledge and Escrow Agreement dated as of December 23, 2005 among Sensor System Solutions, Inc., Cornell Capital Partners, LP and David Gonzalez, Esq.	Incorporated by reference as Exhibit 10.6 to the Current Report on Form 8-K filed on January 4, 2006

DESIGNATION OF EXHIBIT AS SET FORTH IN ITEM 601 OF REGULATION S-B	DESCRIPTION	LOCATION

10.20	Escrow Agreement dated December 23, 2005 among Sensor System Solutions, Inc., Cornell Capital Partners, LP and David Gonzalez, Esq.	Incorporated by reference as Exhibit 10.7 to the Current Report on Form 8-K filed on January 4, 2006

10.21	Irrevocable Transfer Agent Instructions dated as of December 23, 2005, by and between Sensor System Solutions, Inc. and Cornell Capital Partners, LP	Incorporated by reference as Exhibit 10.8 to the Current Report on Form 8-K filed on January 4, 2006

10.22	Termination Agreement dated as of December 23, 2005, by and between Sensor System Solutions, Inc. and Cornell Capital Partners, LP	Incorporated by reference as Exhibit 10.9 to the Current Report on Form 8-K filed on January 4, 2006

14.01	Code of Ethics, dated February 13, 2004	Incorporated by reference to as Exhibit 4.3 to the Current Report on Form-10KSB filed on April 30, 2004

23.1	Consent of Weinberg & Company, P.A.	Provided herewith

Item 28. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  Include any additional or changed information on the plan of distribution.

(2) For determining liability under the 1933 Act, the Company will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned small business issuer under the 1933 Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on June 16, 2006.

Sensor System Solutions, Inc.

Date: June 16, 2006	By:	/s/ Michael Young
Name: Michael Young
Title: Chief Executive Officer, Acting Chief Financial Officer and Principal Accounting Officer

In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Michael Young	Date: June 16, 2006
Michael Young
Chief Executive Officer, Acting Chief Financial Officer, Principal Accounting Officer and Director

/s/ Hanlin Chen	Date: June 16, 2006
Hanlin Chen
Director